   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998



                                                      REGISTRATION NO. 333-61179

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                COX RADIO, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                           4832                          58-1620022
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification
 incorporation or organization)    Classification Code Number)                Number)

              1400 LAKE HEARN DRIVE, N.E., ATLANTA, GEORGIA 30319
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                             ---------------------
                               MARITZA C. PICHON
                            CHIEF FINANCIAL OFFICER
                                COX RADIO, INC.
                          1400 LAKE HEARN DRIVE, N.E.
                             ATLANTA, GEORGIA 30319
                                 (404) 843-5000
 (Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)
                             ---------------------
                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:
                            STUART A. SHELDON, ESQ.
                         DOW, LOHNES & ALBERTSON, PLLC
                        1200 NEW HAMPSHIRE AVENUE, N.W.
                             WASHINGTON, D.C. 20036
                                 (202) 776-2000
                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                             ---------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES   AMOUNT TO BE         OFFERING             AGGREGATE             AMOUNT OF
        TO BE REGISTERED             REGISTERED      PRICE PER UNIT(1)    OFFERING PRICE(1)    REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------
6.250% Notes due 2003............   $100,000,000           100%             $100,000,000            $29,500.00
6.375% Notes due 2005............   $100,000,000           100%             $100,000,000            $29,500.00
--------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended.

(2) Previously paid.

                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of the $100,000,000 aggregate principal amount of 6.250% Notes due 2003 (the "2003 Notes") and of the $100,000,000 aggregate principal amount of 6.375% Notes due 2005 (the "2005 Notes" and, together with the 2003 Notes, the "New Notes"), which are being issued by Cox Radio, Inc. (the "Company") in exchange for 6.250% Notes due 2003 and the 6.375% Notes due 2005 with terms substantially identical to the New Notes (collectively, the "Old Notes"). The Old Notes were previously issued and sold by the Company in an offering exempt from the registration requirements of the Securities Act of 1933, as amended. The complete Prospectus contained herein relates to the issuance and exchange of the New Notes for the Old Notes.

PROSPECTUS

                 SUBJECT TO COMPLETION DATED NOVEMBER 12, 1998

                             (COX RADIO INC. LOGO)

                    OFFER TO EXCHANGE 6.250% NOTES DUE 2003
                           AND 6.375% NOTES DUE 2005
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
               FOR ANY AND ALL OUTSTANDING 6.250% NOTES DUE 2003
                           AND 6.375% NOTES DUE 2005

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON DECEMBER 14, 1998, UNLESS EXTENDED

    Cox Radio, Inc. ("Cox Radio" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 6.250% Notes due 2003 (the "2003 New Notes") and $1,000 principal amount of 6.375% Notes due 2005 (the "2005 New Notes" and, together with the 2003 New Notes, the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, in exchange, respectively, for each $1,000 principal amount of 6.250% Notes due 2003 (the "2003 Old Notes") and $1,000 principal amount of 6.375% Notes due 2005 (the "2005 Old Notes" and, together with the 2003 Old Notes, the "Old Notes" and, collectively with the New Notes, the "Notes"), respectively. As of the date of this Prospectus, $100,000,000 aggregate principal amount of 2003 Old Notes and $100,000,000 aggregate principal amount of 2005 Old Notes are outstanding.

    The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes for which they are to be exchanged, except that (i) the issuance of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement (as defined herein). The New Notes will evidence the same debts as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of May 26, 1998 (the "Indenture") by and between the Company and The Bank of New York, as Trustee (the "Trustee"), governing the Old Notes. See "The Exchange Offer" and "Description of the Notes."

    The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions, which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Exchange Offer will expire at 5:00 p.m., New York City time, on December 14, 1998 (the "Expiration Date"), unless the Company, in its sole discretion, extends the Exchange Offer (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m. New York City time on the business day prior to the Expiration Date; otherwise such tenders are irrevocable.

    SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

    The New Notes are redeemable, at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of
(i) 100% of their principal amount and (ii) the sum of the present values of the principal amount and the remaining scheduled payments of interest thereon, discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined herein) plus 10 basis points in the case of the 2003 New Notes and 15 basis points in the case of the 2005 New Notes, plus in either case, accrued interest thereon to the date of redemption. See "Description of the Notes." The New Notes will mature on May 15, 2003 with respect to the 2003 New Notes and May 15, 2005 with respect to the 2005 New Notes, unless redeemed prior thereto.

    The New Notes are senior unsecured obligations of the Company and rank pari passu with all existing and future unsecured and unsubordinated obligations of the Company. Each of the Company's existing or future subsidiaries (the "Note Guarantors") that guarantees amounts payable by the Company under the Credit Agreement (as defined herein) or under any future senior, unsecured credit facility between the Company and its lenders thereunder will fully and unconditionally guarantee (each, a "New Note Guarantee") all amounts payable under the New Notes as long as such Subsidiary is a guarantor under the Credit Agreement or such future credit facility. The New Note Guarantees, if any, will be senior unsecured obligations of the applicable Note Guarantors and will rank pari passu with all existing and future unsecured and unsubordinated obligations of such Note Guarantors. The New Note Guarantees, if any, will be the same in all material respects as the form and terms of the guarantees in respect of the Old Notes. The initial note guarantors for the Old Notes were WSB, Inc. and WHIO, Inc., each a Delaware corporation (collectively, the "Initial Note Guarantors"). WSB, Inc. was merged with and into the Company on November 10, 1998 and WHIO, Inc. was merged with and into the Company on November 1, 1998, and, therefore, are no longer Note Guarantors. As of the date of this Prospectus, the Notes do not have the benefit of any Note Guarantees.

                               November 12, 1998

(Cover page continued)

     The Exchange Offer is being made to satisfy certain obligations of the Company under the Registration Rights Agreement dated as of May 26, 1998 (the "Registration Rights Agreement") among the Company, the Initial Note Guarantors and NationsBanc Montgomery Securities LLC ("NationsBanc"), Chase Securities Inc. ("Chase") and J.P. Morgan Securities Inc. ("J.P. Morgan" and together with NationsBanc and Chase, the "Initial Purchasers"). Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such untendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.


     Based upon interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a broker-dealer, as set forth below, or any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "The Exchange Offer -- Resale of the New Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met and that such holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. Each broker-dealer that is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of New Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealer (other than an affiliate of the Company) in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company. No affiliate of the Company may rely on such no-action letters and any such affiliate must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


     The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.


     The Old Notes were originally issued and sold on May 26, 1998 in an offering of $200,000,000 aggregate principal amount of the Old Notes (the "Offering"). The Offering was exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A under the Securities Act and Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. Upon completion of the Exchange Offer, Old Notes which have not been exchanged for New Notes will remain outstanding. See "The Exchange
Offer -- Consequences of Failure to Exchange."

     The Company will not receive any proceeds from the Exchange Offer.


     There has not previously been any public market for the Old Notes or the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Initial Purchasers (as defined herein) indicated to the Company that they intend to effect offers and sales of the New Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale, but are not obligated to do so and such market-making activities may be discontinued at any time. The Initial Purchasers may act as principal or agent in such transactions. There can be no assurance that an active market for the New Notes will develop or that such trading market will be liquid. See "Risk Factors -- Lack of Public Market for the Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.


     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE OBLIGOR ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


Available Information.......................................   iv
Incorporation of Certain Documents by Reference.............   iv
Prospectus Summary..........................................    1
Pro Forma Combined Statement of Operations..................   15
Certain Definitions and Market and Industry Data............   17
Risk Factors................................................   18
Use of Proceeds.............................................   22
Capitalization..............................................   23
The Company.................................................   24
Business....................................................   25
Legislation and Regulation..................................   36
Management..................................................   37
Security Ownership of Certain Beneficial Owners.............   38
Description of Certain Indebtedness.........................   39
The Exchange Offer..........................................   40
Description of the Notes....................................   50
Certain United States Federal Income Tax Considerations.....   61
Plan of Distribution........................................   67
Legal Matters...............................................   67
Experts.....................................................   67

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD LOOKING STATEMENTS


     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL STATEMENTS REGARDING THE COMPANY'S AND ITS SUBSIDIARIES EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY AND ITS SUBSIDIARIES BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY, ITS SUBSIDIARIES OR PERSON ACTING ON BEHALF OF ANY OF THEM ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                             AVAILABLE INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-4 (of which this Prospectus is a part and which term shall encompass any amendments thereto) pursuant to the Securities Act with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Exchange Offer, reference is hereby made to the Registration Statement and to such exhibits and schedules. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


     As of the date of this Prospectus, the Company is subject to the information reporting requirements of the Exchange Act. In addition, under the Indenture governing the Notes, the Company will be required to furnish to the Trustee and to registered holders of the Notes audited annual consolidated financial statements, unaudited quarterly consolidated financial reports and certain other reports. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected without charge and copied upon payment of certain fees at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

GENERAL

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

          1. The Company's Current Report on Form 8-K dated April 14, 1997 (Commission File No. 1-12187);

          2. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 1-12187);

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (Commission File No. 1-12187);

          4. The Company's Proxy Statement for the 1998 Annual Meeting of Stockholders filed pursuant to Section 14(A) of the Exchange Act; and

          5. The Company's Current Report on Form 8-K dated June 4, 1998 (Commission File No. 1-12187).

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of this Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

     The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the future documents incorporated by reference herein (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to: Maritza Pichon, Chief Financial Officer, Cox Radio, Inc., 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319.

                               PROSPECTUS SUMMARY


     The following information is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in, or incorporated by reference in, this Prospectus. The information in, or incorporated by reference in, this Prospectus, other than the historical financial data, gives effect to certain planned acquisitions and dispositions by the Company. See
"Business -- Pending Transactions." Consummation of the Pending Transactions (as defined herein) is contingent on certain approvals; there can be no assurance that the approval of the Federal Communications Commission ("FCC") to the Pending Transactions will be obtained or that other closing conditions to the Pending Transactions will be satisfied or waived.


                                  THE COMPANY


     Cox Radio, Inc., a Delaware corporation ("Cox Radio" or the "Company"), is one of the ten largest radio broadcasting companies in the United States, based on both net revenues and number of stations as of August 1, 1998. Cox Radio, upon completion of the Pending Transactions, will own or operate, or provide sales and marketing services for 58 radio stations (41 FM and 17 AM) clustered in 13 markets, including the 18 stations acquired from NewCity Communications, Inc. ("NewCity") during 1997 (the "NewCity Acquisition"). On a pro forma basis after giving effect to the Recent Transactions and the Pending Transactions for the entire year, Cox Radio would have generated net revenue of $237.4 million and Broadcast Cash Flow (as defined herein) of $80.2 million for the year ended December 31, 1997.



     Cox Radio is an indirect majority-owned subsidiary of Cox Enterprises, Inc., a Delaware corporation ("CEI"). CEI indirectly owns approximately 69% of the Company's Common Stock (as herein defined) and has approximately 96% of the voting power of Cox Radio. The Company has two classes of common stock outstanding, Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), and Class B Common Stock, par value $1.00 per share (the "Class B Common Stock"), collectively defined as the "Common Stock." The Class A Common Stock is publicly traded on The New York Stock Exchange ("NYSE") under the symbol "CXR." CEI's wholly-owned subsidiary, Cox Broadcasting, Inc., a Delaware corporation ("Cox Broadcasting"), is the sole stockholder of the shares of the Company's Class B Common Stock. CEI, a privately-held corporation headquartered in Atlanta, is one of the largest media companies in the United States, with consolidated 1997 revenues of approximately $4.9 billion. CEI, which has approximately 100 years of experience in the media and communications industry and over 60 years experience in the radio broadcasting business, publishes 16 daily and 11 weekly newspapers, owns and/or operates eleven television stations and owns approximately 75% of Cox Communications, Inc. ("CCI"), a publicly traded broadband communications company (NYSE: COX) with approximately 3.8 million cable television customers. CEI is also the world's largest operator of auto auctions through Manheim Auctions.


     Cox Radio, as part of CEI, has been a pioneer in radio broadcasting, building its first radio station in 1934, acquiring its flagship station, WSB-AM in Atlanta in 1939 and launching its first FM station, WSB-FM in Atlanta in 1948. Prior to Cox Radio's initial public offering in September 1996, CEI transferred all of its U.S. radio operations to Cox Radio (the "Cox Radio Consolidation").

     Cox Radio seeks to maximize the revenues and Broadcast Cash Flow of its radio stations by operating and developing clusters of stations in demographically attractive and rapidly growing markets, including major markets such as Los Angeles and Atlanta and Sunbelt markets such as Miami, Tampa, Orlando, San Antonio and Birmingham. During the past five years, the 13 markets in which the Company's stations currently operate generated, on an aggregate basis, greater radio advertising revenue growth than the average of 5.3%, which was calculated using revenue projections obtained from the Radio Advertising Bureau, for the U.S. radio industry as a whole. The NewCity Acquisition enhanced the clustering of the Company's radio stations by increasing the total number of markets in which Cox Radio owned and/or operated radio stations to 12 and by strengthening the Company's penetration in those markets. The Long Island Acquisition increased the number of markets where Cox Radio owns and/or operates radio stations to 13. Cox Radio owns or operates four or more stations in 10 of its 13 markets.

     As a result of the Company's management, programming and sales efforts, the Company's radio stations are characterized by strong ratings and above average power ratios. The Company's stations are diversified in terms of format, target audience, geographic location and stage of development. Cox Radio has a track record of acquiring, repositioning and improving the operating performance of previously underperforming stations.

Management believes that a number of the Company's stations have significant growth opportunities or turnaround potential and can therefore be characterized as start-up or developing stations. Generally, the Company considers start-up or developing stations to include those which have been recently acquired by the Company and offer the greatest potential for growth. Currently, the Company considers 29 of its stations to be start-up or developing stations. Cox Radio believes these stations can achieve significant Broadcast Cash Flow growth by employing the Company's operating strategy. Management believes that its mix of stations in different stages of development enables it to maximize the Company's growth potential.


     Cox Radio's senior operating management is comprised of six individuals with an average of over 24 years of experience in the radio broadcasting industry, including an average of over 15 years with Cox Radio. The Company believes that this experienced senior management team is well positioned to manage larger radio station clusters and take advantage of new opportunities arising in the U.S. radio broadcasting industry.

     The following table sets forth certain information with respect to Cox Radio and its markets:


                                    PRO FORMA COMPANY DATA                                    MARKET DATA
                       -------------------------------------------------   -------------------------------------------------
                                                    1997
                                                  COMBINED      POWER         1997
                        NUMBER         1997       STATION     RATIO FOR      MARKET         1997       ADVERTISING
                          OF         COMBINED      GROUP        RADIO         RADIO        MARKET        REVENUE      1997
                       STATIONS      STATION      AUDIENCE    STATIONS     ADVERTISING      RADIO        GROWTH       METRO
                       ---------      GROUP        MARKET     OWNED OR       REVENUE     ADVERTISING      CAGR       MARKET
MARKET                 FM    AM    MARKET SHARE   SHARE(A)   OPERATED(B)     RANK(C)     REVENUE(D)      1992-97     RANK(E)
------                 ---   ---   ------------   --------   -----------   -----------   -----------   -----------   -------
Los Angeles..........   3     1        13.2          9.1         1.5            1           $575           6.3%          2
Atlanta..............   2     2        30.6         18.5         1.7           10            222          14.8          12
Miami................   2    --         9.9         11.0         0.9           12            198          12.7          11
Tampa................   3     1        13.3         13.9         1.0           19            102          10.0          21
Orlando..............   5     2        31.7         30.6         1.0           28             76           9.2          38
San Antonio..........   5     3        33.9         30.5         1.1           32             68           8.7          33
Long Island..........   3    --        27.0(f)       9.6         2.8           48             41           5.7          16
Louisville...........   3    --         7.3          8.5         0.9           47             41           7.2          52
Birmingham...........   5     2        41.5         36.3         1.1           50             40           9.2          55
Tulsa................   3     2        40.0         32.8         1.2           55             35          10.1          60
Dayton...............   3     2        31.2         22.8         1.4           58             34           7.2          54
Syracuse.............   3     2        49.9         32.1         1.6           71             24           4.8          71
Bridgeport...........   1    --        18.8         14.6         1.3           90             17           7.2         114


---------------

(a) Audience share data based upon all persons aged 25-54.
(b) A station's or station group's power ratio is defined as such station's or station group's revenue market share divided by audience market share of adults 25-54.
(c) Ranking of the principal radio market served by the stations among all radio markets in the United States by 1997 market revenue, according to BIA's Investing in Radio, 1998 ("BIA").
(d) In millions of dollars.
(e) Ranks assigned by BIA based on population in the market.
(f) Revenue market share obtained from Inside Radio's Who Owns What, May 4,
    1998.

OPERATING STRATEGY

     The following is a summary of the key elements of the Company's operating strategy:

          Clustering of Stations. Cox Radio operates its stations in clusters to (i) enhance net revenue growth by increasing the appeal of the Company's stations to advertisers and enabling such stations to compete more effectively with other forms of advertising and (ii) achieve operating efficiencies by consolidating broadcast facilities, eliminating duplicative positions in management and production and reducing overhead expenses. Management believes that operating several radio stations in each of its markets will enable its sales teams to offer advertisers more attractive advertising packages.

          Development of Underperforming Stations. The Company's management has demonstrated its ability to acquire underperforming radio stations and develop them into consistent ratings and revenue leaders. The Company's historic margins reflect the acquisition and continued development of underperforming stations, as well as the fact that increases in net revenue are typically realized subsequently to increases in audience share.

          Implementation of the Company's Management Philosophy. The Company's local station operations are supported by a lean corporate staff which employs a management philosophy emphasizing (i) market research and targeted programming; (ii) a customer-focused selling strategy; and (iii) marketing and promotional activities.

             Market Research and Targeted Programming. Cox Radio's research, programming and marketing strategy combines extensive research with an assessment of competitors' vulnerabilities and market dynamics in order to identify specific audience opportunities within each market. Cox Radio also retains consultants and research organizations to continually evaluate listener preferences. Using this information, Cox Radio tailors the programming, marketing and promotions of each Cox Radio station to maximize its appeal to its target audience. Cox Radio's disciplined application of market research enables each of its stations to be responsive to the changing preferences of its targeted listeners.

             Customer-Focused Selling Strategy. The Company utilizes a unique, customer-focused approach to selling advertising known as the Consultative Selling System. The Company's sales personnel are trained to approach each advertiser with a view towards solving the marketing needs of the customer. In this regard, the sales staff consults with customers, attempts to understand their business goals and offers comprehensive marketing solutions, including the use of radio advertising. Instead of merely selling station advertising time, the Company's sales personnel are encouraged to develop innovative marketing strategies for the station's advertising customers.

             Marketing and Promotional Activities. The Company's stations regularly engage in significant local promotional activities, including advertising on local television and in local print media, participating in telemarketing and direct mailings and sponsoring contests, concerts and events. Cox Radio also engages in joint promotional activities with other media in its markets to further leverage the Company's promotional spending.

          Strong Management Teams. In addition to relying upon its experienced senior operating management, the Company places great importance on the hiring and development of strong local management teams and has been successful in retaining experienced management teams that have strong ties to their communities and customers. The Company invests significant resources in identifying and training employees to create a talented team of managers at all levels of station operations. Local managers are empowered to run the day-to-day operations of their stations and to develop and implement policies that will improve station performance and establish long-term relationships with listeners and advertisers.

ACQUISITION STRATEGY

     In the ordinary course of its business, Cox Radio seeks opportunities to acquire radio stations that it believes will provide added value to the Company. During the last several years, the Company has implemented its strategy of clustering radio stations in several of its existing markets by acquiring additional radio stations. The radio stations acquired by Cox Radio in the past have primarily been underperforming, and Cox Radio has generally improved the operating and financial performance of such stations. The Company intends to continue to make acquisitions where permissible in the markets in which it operates and may also make opportunistic acquisitions in additional markets in which the Company believes that it can cost-effectively achieve a leading position in terms of audience and revenue share. The nature and timing of further acquisitions are uncertain and difficult to estimate.

RECENT TRANSACTIONS

  Orlando Acquisition

     In March 1997, the Company exchanged WCKG-FM and WYSY-FM in Chicago for WHOO-AM, WHTQ-FM and WMMO-FM in Orlando (the "Orlando Acquisition"). The Orlando Acquisition resulted in a pre-tax gain of approximately $49 million. In addition to receiving the three Orlando stations, Cox Radio also received cash proceeds of approximately $20 million. Prior to the NewCity Acquisition, the Orlando stations were operated by NewCity since July 1996 under an LMA (as defined herein).

  Tampa Acquisition

     In March 1997, the Company acquired WFNS-AM in Tampa for an aggregate consideration of $1.5 million (the "Tampa Acquisition"). The Company had been operating this station pursuant to an LMA or a JSA (as defined herein) since June 1995.

  Los Angeles Acquisition

     In April 1997, Cox Radio completed its acquisition of the license and certain assets of KRTO-FM in Los Angeles for $19 million in cash (the "Los Angeles Acquisition").

  NewCity Acquisition

     In April 1997, the Company, through the merger of its wholly owned subsidiary, New Cox Radio II, Inc., with and into NewCity, with NewCity surviving as a wholly owned subsidiary of Cox Radio, acquired all of the issued and outstanding capital stock of NewCity in the NewCity Acquisition. Cox Radio purchased the stock of NewCity for an aggregate consideration of approximately $253 million, including approximately $87 million in assumption of NewCity indebtedness and approximately $3 million in working capital adjustments. To consummate the NewCity Acquisition, the Company utilized approximately $56 million of amounts due from CEI and borrowed approximately $110 million pursuant to the Company's $300 million, five-year, senior, unsecured revolving credit facility with certain banks (the "Credit Agreement"), including Chase Bank of Texas, N.A. (formerly Texas Commerce Bank National Association), as Administrative Agent. On April 2, 1997, NewCity was merged with and into the Company, with the Company as the surviving corporation. NewCity's subsidiaries were subsequently consolidated into Cox Radio. In October 1997, the Company disposed of the assets of American Comedy Network, a former subsidiary of NewCity, for aggregate proceeds of approximately $1.1 million including certain non-compete agreements.


  Birmingham Acquisitions I and II and Birmingham Disposition



     In November 1998, the Company consummated the acquisition of radio stations WBHJ-FM and WBHK-FM in Birmingham, Alabama (the "Birmingham Acquisition I") for an aggregate consideration of $17 million. Since August 1, 1997, the Company had been operating WBHJ-FM and WBHK-FM under an LMA.


     In May 1997, the Company agreed to acquire WENN-FM and WAGG-AM in Birmingham, Alabama, for consideration of $15 million (the "Birmingham Acquisition II"). In July 1997, the Company assigned its right to purchase WENN-FM for consideration of $14.5 million to a third party (the "Birmingham Disposition"). The Company consummated these transactions during November 1997.

  San Antonio Transactions

     In September 1997, the Company acquired KISS-FM, KSMG-FM and KLUP-AM in San Antonio, Texas for an aggregate consideration of $30.4 million plus certain non-compete agreements (the "San Antonio Acquisition I").

     In March 1998, the Company acquired KONO-FM and KONO-AM in San Antonio for $23 million (the "San Antonio Acquisition II").

     In December 1997, the Company acquired an option to purchase radio station KRIO-FM, serving the San Antonio market, for a purchase price of $9 million. The Company entered into an agreement to assign this option in January 1998 for an aggregate consideration of $250,000 (the "San Antonio Disposition"). The closing of the San Antonio Disposition occurred in May 1998.


  Dayton Acquisition



     In October 1998, the Company consummated the acquisition of radio stations WCLR-FM, WZLR-FM and WPTW-AM, serving the Dayton, Ohio market for approximately $6 million (the "Dayton Acquisition"). The Company had been operating these stations pursuant to an LMA since December 1997.



  Long Island Acquisition



     In May 1998, the Company acquired the assets of radio stations WBLI-FM, WBAB-FM, WHFM-FM and WGBB-AM, serving the Nassau-Suffolk, New York market for consideration of $48 million (the "Long Island Acquisition").



     The Orlando Acquisition, the Tampa Acquisition, the Los Angeles Acquisition, the NewCity Acquisition, the Birmingham Acquisitions I and II, the Birmingham Disposition, the San Antonio Acquisition I, the San Antonio Acquisition II, the San Antonio Disposition, the Dayton Acquisition and the Long Island Acquisition are collectively referred to herein as the "Recent Transactions".


PENDING TRANSACTIONS


  Birmingham Acquisition III



     In September 1997, the Company announced that it had entered into an agreement in principle with a third party to construct, program and own WEDA-FM, a new Class A FM radio station, in Homewood, Alabama to serve the Birmingham market (the "Birmingham Acquisition III"). The FCC approved the third party's application for the new construction permit and settlement of the comparative hearing among the three applicants for the construction permit. As part of the agreement in principle, the third party has constructed the station and the Company has agreed to enter into an LMA for the station commencing in November 1998. The Company also acquired an option to purchase the station for an aggregate consideration of $5.5 million and the assumption of debt in an amount not to exceed $200,000. The Company expects to consummate the Birmingham Acquisition III in the fourth quarter of 1998 or the first half of 1999.



  Orlando Exchange



     In February 1998, the Company entered into an agreement to acquire the assets of radio station WTLN-FM serving the Orlando, Florida market for consideration of $14.5 million. In a related transaction, the Company entered into an agreement to dispose of the assets of radio station WTLN-AM (formerly known as WZKD-AM), also serving the Orlando, Florida market, for $500,000 (the "Orlando Exchange"). Pending certain regulatory approvals, the Company anticipates closing the Orlando Exchange in the fourth quarter of 1998 or the first half of 1999.



  Long Island Disposition



     In October 1998, the Company entered into an agreement with a third party to dispose of the assets of radio station WGBB-AM (the "Long Island Disposition") for $1.7 million. Pending certain regulatory approvals, the Company anticipates closing the Long Island Disposition in the first half of 1999.



  Tampa Exchange



     In September 1998, the Company entered into an agreement in principle to acquire the assets of radio station WLVU-FM, serving the Tampa, Florida market. The Company has entered into a TBA for WLVU-FM commencing in September 1998. In a related transaction, the Company entered into an agreement to dispose of the assets of radio station WSUN-FM, also serving the Tampa, Florida market (the

"Tampa Exchange"). Pending certain regulatory approvals, the Company anticipates closing the Tampa Exchange in the first half of 1999.



     The Birmingham Acquisition III, the Orlando Exchange, the Long Island Disposition and the Tampa Exchange are collectively referred to herein as the "Pending Transactions".



WSB, INC. AND WHIO, INC. MERGERS



     WSB, Inc., a Delaware corporation ("WSB"), and WHIO, Inc., a Delaware corporation ("WHIO" and, together with WSB, the "Initial Note Guarantors"), were merged with and into the Company on November 10, 1998, and November 1, 1998, respectively (collectively, the "Mergers"). As a result of such Mergers, the Initial Note Guarantors are no longer Note Guarantors and, as of the date hereof, the Notes do not have the benefit of any Note Guarantees.



LICENSE DROP-DOWN



     The Company anticipates transferring the licenses, permits and authorizations it holds from the Federal Communications Commission (the "FCC") in respect of the radio stations it owns (other than in respect of the radio stations it owns in the states of California and Florida) to CXR Holdings, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company ("CXR Holdings"), upon receipt of consent from the FCC and the satisfaction of certain other conditions (the "License Drop-Down"). The Company has received the consent of the FCC with respect to most of the stations that will be involved in the License Drop-Down and expects to apply for and receive such FCC consents in respect of the remaining stations. The Company currently anticipates that the License Drop-Down will be consummated in the first quarter of 1999. If the License Drop-Down is consummated, CXR Holdings will become a Note Guarantor. There can be no assurance as to the timing of the License Drop-Down or if the License Drop-Down shall occur at all (in which case, CXR Holdings will not become a Note Guarantor).

                               THE EXCHANGE OFFER

Securities Offered.........  $100,000,000 aggregate principal amount of 6.250%
                               Notes due 2003 (the "2003 New Notes") and
                               $100,000,000 aggregate principal amount of 6.375% Notes due 2005 (the "2005 New Notes" and, together with the 2003 New Notes, the "New Notes").

The Exchange Offer.........  $1,000 principal amount of 2003 New Notes will be issued in exchange for each $1,000 principal amount of 2003 Old Notes and $1,000 principal amount of 2005 New Notes will be issued in exchange for each $1,000 original principal amount of 2005 Old Notes. As of the date hereof, $200,000,000 principal amount of Old Notes are outstanding. The Company will issue the New Notes to holders on or promptly after the Expiration Date.


                             Based upon interpretations by the staff of the
                               Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than a broker-dealer as set forth below, or any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met and that such holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act.



                             Any Participating Broker-Dealer that acquired Old
                               Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of New Notes for its own account pursuant to the Exchange Offer must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities and acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealer (other than an affiliate of the Company) in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely on the position of the staff of the

                               Commission enunciated in such no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.



Expiration Date............  5:00 p.m., New York City time, on December 14, 1998 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.


Conditions to the Exchange
 Offer...................... The Exchange Offer is subject to certain conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

Procedures for Tendering
 Old Notes.................. Each holder of Old Notes wishing to accept the
                               Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof or transmit an Agents' Message (as defined herein) in connection with a book-entry transfer, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile on such Agent's Message, together with the Old Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. By executing the Letter of Transmittal or Agent's Message, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering."

Untendered Old Notes.......  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate, but who do not tender their Old Notes, will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure to
  Exchange.................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, within the time period referred to in Rule 144(k) under the Securities Act, such Old Notes may be resold only (i) to the Company, (ii) to a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A,
                               (ii) inside the United States to an
                               institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the
                               Securities Act) that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee and, if such transfer is in respect of an aggregate principal amount of Old Notes of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (vi) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer -- Consequences of Failure to Exchange."

Shelf Registration
  Statement................  If, because of any change in law, regulation or in the applicable interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer or, for any reason, the Exchange Offer Registration Statement is not declared effective within 180 days after the date of issuance of the Old Notes or in certain other circumstances, then the Company shall use its best efforts to (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") covering the Old Notes,
                               (b) cause the shelf registration statement to be declared effective under the Securities Act and
                               (c) keep the shelf registration statement effective until the earlier of two years after the initial sale of the Old Notes to the Initial Purchasers (as defined herein) or such time as all of the applicable Old Notes have been sold thereunder or otherwise cease to be registrable securities within the meaning of the Registration Rights Agreement.

Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than thirty calendar days in order to provide for the transfer of registered ownership.

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                               Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery proce-dures set forth in "The Exchange
                               Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                               p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
  Delivery of New Notes....  The Company will accept for exchange any and all
                               Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."


Federal Income Tax
  Consequences.............  The exchange pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."



Use of Proceeds............  There will be no cash proceeds to the Company from the Exchange Offer.


Exchange Agent.............  The Bank of New York.

                                 THE NEW NOTES

The New Notes..............  $100,000,000 aggregate principal amount of 6.250%
                               Notes due 2003 (the "2003 New Notes") and
                               $100,000,000 aggregate principal amount of 6.375% Notes due 2005 (the "2005 New Notes" and, together with the 2003 New Notes, the "New Notes").

General....................  The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes (which they replace), except that
                               (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and
                               (ii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The New Notes will evidence the same debts as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."


Interest Payment Dates.....  May 15 and November 15.



Stated Maturity Dates......  May 15, 2003 in the case of the 2003 New Notes and
                               May 15, 2005 in the case of the 2005 New Notes.



Note Guarantees............  Pursuant to the Note Guarantees, the New Notes will be fully and unconditionally guaranteed by the Note Guarantors, if any. The Note Guarantors will be each existing or future subsidiary of the Company that guarantees amounts payable under the Credit Agreement or under any future senior unsecured credit facility between the Company and the third party lenders thereunder on the date hereof or in the future. Each Note Guarantor's Note Guarantee shall terminate immediately upon the termination of such Note Guarantor's guarantee pursuant to the Credit Agreement or any such future credit facility without further action by any party. As of the date of this Prospectus, the Notes do not have the benefit of any Note Guarantee. WSB, Inc. was merged with and into the Company on November 10, 1998 and WHIO, Inc. was merged with and into the Company on November 1, 1998, and, therefore, are no longer Note Guarantors.


Optional Redemption........  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, for an amount equal to the greater of (i) 100% of the principal amount of the New Notes to be redeemed, and (ii) the sum, as determined by the Quotation Agent, of the present values of the principal amount and the remaining scheduled payments of interest on the New Notes to be redeemed from the redemption date to May 15, 2003 in the case of the 2003 New Notes and May 15, 2005 in the case of the 2005 New Notes, in each case, discounted on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate plus 10 basis points in the case of the 2003 New Notes and 15 basis points in the case of the 2005 New Notes, plus in either case, accrued interest thereon to the date of redemption. See "Description of the Notes -- Optional Redemption."

Ranking....................  The New Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with all other existing and future unsubordinated unsecured indebtedness of the Company, which, as of March 31, 1998, on a pro forma basis after giving effect to the Offering, the application of the net proceeds of the Offering, the Pending Transactions and the Long Island Acquisition totalled approximately $315.2 million. The New Notes will be effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries, except in respect of the Note Guarantees of the Note Guarantors.

Certain Covenants..........  The Indenture contains covenants for the New Notes including, but not limited to, covenants with respect to the following matters: (i) limitations on liens of the Company and Restricted Subsidiaries (as defined herein); (ii) limitations on consolidation, merger and sale of assets by the Company and the Note Guarantors; and (iii) limitations on the indebtedness of the Company's Restricted Subsidiaries. See "Description of the Notes -- Certain Covenants."

                                  RISK FACTORS

     Potential investors should consider carefully certain factors relating to an investment in the New Notes. See "Risk Factors."

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA


     The following summary consolidated financial and other data have been derived from the Consolidated Financial Statements of Cox Radio. The consolidated statement of operations data and other operating data for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1994, 1995, 1996 and 1997 have been derived from the audited Consolidated Financial Statements of Cox Radio. The statement of operations data and other operating data for the six-month periods ended June 30, 1997 and 1998, and the balance sheet data as of December 31, 1993 and June 30, 1997 and 1998 have been derived from unaudited Consolidated Financial Statements of Cox Radio, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's results of operations for such period or financial position at such date. The pro forma combined financial data for the year ended December 31, 1997 assume the Recent Transactions and the Pending Transactions had occurred at the beginning of the year. See "Incorporation of Certain Documents by Reference." See "Certain Definitions and Market Industry Data" following "Pro Forma Combined Statement of Operations" for certain defined terms and information concerning market and industry data used herein.



                                                                                                            AS OF AND
                                                                                                             FOR THE
                                                                                                        SIX MONTH PERIOD
                                               AS OF AND FOR THE YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                    ---------------------------------------------------------------     -----------------
                                                                                          PRO FORMA
                                     1993       1994      1995      1996       1997         1997         1997       1998
                                    ------     ------    ------    ------     -------     ---------     ------     ------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues(1).................    $ 95.0     $111.5    $123.6    $132.9     $ 199.6      $237.4       $ 83.5     $121.2
Station operating expenses......      67.9       76.3      90.0      91.9       129.8       157.1         55.6       80.4
Corporate general and
  administrative expenses(2)....       2.5        2.7       5.9       5.3         6.9         7.4          3.5        3.9
Depreciation and amortization...       7.3        6.9       7.2       8.1        17.5        22.0          7.2       11.0
                                    ------     ------    ------    ------     -------      ------       ------     ------
Operating income................      17.3       25.6      20.5      27.6        45.4        50.9         17.2       25.9
Interest expense................       5.6        5.2       6.0       4.6         9.4        19.4          2.1        7.7
Net income (loss)...............      (1.1)(3)   11.2       8.2      14.9        49.7(4)     17.0         38.1(4)     9.1
Basic earnings (loss) per common
  share.........................      (.06)       .57       .42       .69        1.75         .60         1.35        .32
Diluted earnings (loss) per
  common share..................      (.06)       .57       .42       .69        1.75         .60         1.34        .32
BALANCE SHEET DATA:
Cash and cash equivalents.......    $  1.7     $  1.9    $  1.7    $ 10.6(5)  $   6.2      $  6.2       $ 11.6     $  7.1
Intangible assets, net..........     114.2      120.1     126.8     138.1       518.9       622.3        496.0      578.3
Total assets....................     168.3      180.0     191.8     261.7       654.6       735.0        620.8      735.7
Total debt (including amounts
  due to/from CEI)..............      89.7      120.3     125.1        --       232.6       315.6        222.2      287.8
Shareholders' equity............      64.2       40.4      47.2     235.8       287.3       254.6        274.2      297.3
OTHER OPERATING DATA AND
  FINANCIAL DATA:
Broadcast cash flow(6)..........    $ 27.1     $ 35.2    $ 33.6(7) $ 41.0     $  69.8      $ 80.3       $ 27.9     $ 40.8
Broadcast cash flow margin(6)...      28.5%      31.6%     27.2%     30.9%       35.0%       33.8%        33.4%      33.7%
EBITDA..........................    $ 24.6     $ 32.5    $ 27.7(7) $ 35.7     $  62.9      $ 72.9       $ 24.4     $ 36.9
EBITDA to interest ratio........       4.4x       6.3x      4.6x      7.8x        6.7x        3.8x        11.6x       4.8x
Debt to EBITDA ratio............       3.6x       3.7x      4.5x       --         3.7x        4.3x         5.1x       3.8x
Earnings to fixed charges
  ratio.........................       3.1x       4.9x      3.4x      6.0x        4.8x        2.6x         8.2x       3.4x
Net cash provided by operating
  activities....................    $ 11.4     $ 14.1    $ 14.0    $ 26.9     $  42.2      $ 52.6       $ 12.4     $ 17.1
Net cash used in investing
  activities....................      (6.1)     (12.3)    (17.3)    (62.6)     (285.1)     (368.1)      (285.3)     (74.8)
Net cash provided by (used in)
  financing activities..........      (4.8)      (1.6)      3.1      44.6       238.5       321.5        273.8       58.6

---------------

(1) Total revenues less advertising agency commissions.
(2) Certain executives participated in CEI's Unit Appreciation Plan ("UAP"). Because CEI is, and Cox Radio was, a private company, the benefits under the UAP are generally payable in cash. This cash payment option resulted in charges to compensation expense of $0.9 million, $0.8 million, $1.6 million, and $2.5 million for the years ended December 31, 1993, 1994, 1995 and 1996, respectively. This compensation expense is included in historical corporate general and administrative expenses. Public companies traditionally implement stock award plans that provide for the issuance of stock to participants and do not result in compensation expense under applicable accounting standards. The Company implemented the Cox Radio, Inc. Long-Term Incentive Plan in 1996 and, therefore, has not incurred this expense since 1996. In addition, for the year ended December 31, 1995, corporate general and administrative expenses include a nonrecurring corporate charge.
(3) Includes a $7.6 million noncash charge for the cumulative effect of accounting changes.
(4) Includes an after-tax gain on the sale of WCKG-FM/WYSY-FM (Chicago) of approximately $29.3 million.
(5) 1996 amount includes $9.1 million in restricted cash, representing the net proceeds from the disposal of WIOD-AM (Miami), net of the cash used to acquire radio stations KRAV-FM and KGTO-AM (Tulsa).
(6) "Broadcast cash flow" consists of operating income plus depreciation and amortization and corporate general and administrative expenses. "Broadcast cash flow margin" is broadcast cash flow as a percentage of net revenues. "EBITDA" is operating income plus depreciation and amortization. Although broadcast cash flow, broadcast cash flow margin and EBITDA are not recognized under GAAP, they are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the condition and performance of broadcasting companies. For the foregoing reasons, the Company believes that these measures are useful to investors. However, investors should not consider these measures to be an alternative to operating income as determined in accordance with GAAP, an alternative to cash flows from operating activities (as a measure of liquidity) or an indicator of the Company's performance under GAAP.
(7) Declines in broadcast cash flow and EBITDA from the prior year are due mainly to the impact of the baseball strike on advertiser spending, the cost of sports programming rights in Atlanta, start-up costs related to acquisitions or LMAs consummated in late 1994 and early 1995 and a nonrecurring corporate charge in 1995.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)


     The pro forma combined statement of operations assumes the Recent Transactions and the Pending Transactions had occurred at the beginning of the year. No pro forma adjustments have been made for the Tampa Acquisition, the Birmingham III Acquisition, the Los Angeles Acquisition, the Long Island Disposition and the Tampa Exchange due to immateriality. Additionally, a pro forma balance sheet at June 30, 1998 and a pro forma statement of operations for the six months ended June 30, 1998 are not included as the effect of pro forma adjustments is immaterial.



                                                             YEAR ENDED DECEMBER 31, 1997
                        -------------------------------------------------------------------------------------------------------
                                                                                           PRO FORMA
                                                                                          ADJUSTMENTS
                                                                                        FOR THE RECENT
                                                                                         TRANSACTIONS
                                                                                        (EXCLUDING THE         PRO FORMA FOR
                                                     PRO FORMA                              NEWCITY             THE RECENT
                                                  ADJUSTMENTS FOR    PRO FORMA FOR     ACQUISITION) AND      TRANSACTIONS AND
                        HISTORICAL   HISTORICAL     THE NEWCITY       THE NEWCITY         THE PENDING           THE PENDING
                        COX RADIO    NEWCITY(1)     ACQUISITION     ACQUISITION(1)      TRANSACTIONS(2)        TRANSACTIONS
                        ----------   ----------   ---------------   ---------------   -------------------   -------------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues..........   $199,572     $15,683         $   547(3)       $214,708            $ 22,650              $237,358
Costs and expenses:
  Operating...........     50,220       5,628              --            55,848               5,821                61,669
  Selling, general and
    administrative....     79,544       6,625             (71)(3)        86,098               9,357                95,455
  Corporate general
    and
    administrative....      6,885         476              --             7,361                  --                 7,361
  Depreciation and
    amortization......     17,456         837           1,063(4)         19,356               2,653                22,009
                         --------     -------         -------          --------            --------              --------
Operating income......     45,467       2,117          (1,539)           46,046               4,819                50,865
Interest expense......     (9,364)     (2,389)           (499)(5)       (12,252)             (7,190)              (19,442)
Other, net............     48,428        (521)            521(6)         48,428             (49,129)(7)              (701)
                         --------     -------         -------          --------            --------              --------
Income (loss) before
  income taxes........     84,531        (793)         (1,517)           82,222             (51,500)               30,721
Income taxes(8).......     34,807         250            (457)           34,600             (20,861)               13,738
                         --------     -------         -------          --------            --------              --------
Net income (loss).....   $ 49,724     $(1,043)        $(1,059)         $ 47,622            $(30,639)             $ 16,983
                         ========     =======         =======          ========            ========              ========
Per share data:
  Basic and diluted
    net income per
    common share......   $   1.75                                                                                $    .60
                         ========                                                                                ========
  Basic pro forma
    shares
    outstanding.......     28,344                                                                                  28,344
                         ========                                                                                ========
  Diluted pro forma
    shares
    outstanding.......     28,494                                                                                  28,494
                         ========                                                                                ========


---------------

(1) Represents the historical operations of NewCity for the three month period ended March 31, 1997. Such financial statements were prepared in accordance with generally accepted accounting principles.

(2) Reflects the historical operations and related pro forma adjustments for the Recent Transactions (excluding the NewCity Acquisition) and the Pending Transactions. Pro forma adjustments have been made for the Orlando Acquisition, consummated in March 1997; the Birmingham Acquisition I, consummated in November 1998; the San Antonio Acquisition I, consummated in September 1997; the Dayton Acquisition, consummated in October 1998; the San Antonio Acquisition II, consummated in March 1998; the Long Island Acquisition, consummated in May 1998; and the Orlando Exchange which is expected to be consummated in the fourth quarter of 1998 or the first half of 1999. For each of the above acquisitions, amortization was calculated assuming an amortization period of 40 years.

(3) Represents LMA fees and expenses charged between the Company and NewCity related to certain of the Company's stations that were operated under LMA agreements by NewCity.

(4) Reflects additional amortization expense related to approximately $250 million in intangibles and goodwill arising from the NewCity Acquisition. Intangible assets and goodwill are being amortized over 40 years.
(5) Reflects adjustments to interest expense resulting from the borrowing of approximately $192.1 million to consummate the NewCity Acquisition and related tender for certain senior subordinated notes issued by NewCity.
(6) Reflects adjustments to other expenses representing costs incurred by NewCity directly related to the NewCity Acquisition.
(7) Reflects adjustments to the pre-tax gain on the disposition of WCKG-FM and WYSY-FM related to the Orlando Acquisition.
(8) An effective tax rate of 45% was used to calculate the adjustments reflected in footnotes 2, 3, 5, and 6. No tax effect is reflected for a portion of the adjustment in footnote 4 because the amortization of goodwill arising from the NewCity Acquisition is not deductible for tax purposes.

                CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA

     The terms "Broadcast Cash Flow," "broadcast cash flow margin" and "EBITDA" are referred to in various places in this Prospectus. Broadcast Cash Flow consists of operating income plus depreciation and amortization and corporate general and administrative expenses. Broadcast cash flow margin is Broadcast Cash Flow as a percentage of net revenues. EBITDA consists of operating income plus depreciation and amortization. Although Broadcast Cash Flow, broadcast cash flow margin and EBITDA are not recognized under generally accepted accounting principles ("GAAP"), the Company believes they are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the condition and performance of broadcasting companies. For the foregoing reasons, the Company believes that these measures will be useful to investors. However, Broadcast Cash Flow, broadcast cash flow margin and EBITDA should not be considered as an alternative or as a substitute for net income, cash flows from operating activities and other income and cash flow statement data prepared in accordance with GAAP, or as a measure of liquidity or profitability.

     Unless otherwise indicated herein, (i) market ranking by radio advertising revenue, radio market advertising revenue and radio market advertising data used to calculate compounded annual growth rate ("CAGR") have been obtained from Investing in Radio 1998 Market Report, a publication of Broadcasting Investor Analysts ("BIA"); (ii) total industry listener and revenue levels have been obtained from the Radio Advertising Bureau ("RAB"); (iii) all audience share data and audience rankings, including ranking by population, except where specifically stated to the contrary, have been derived from surveys of Adults 25 to 54, listening Monday through Sunday, 6 a.m. to 12 midnight, and are based on the average of the Winter, Spring, Summer and Fall Market Reports (each an "Arbitron Market Report") either ending in the year presented or the four most recent Arbitron Market Reports, as reported by Arbitron, Radio Market Reports, Metro or Target Audience Trends, The Arbitron Company ("Arbitron"); (iv) revenue share data in each market presented have been obtained from the Miller, Kaplan Market Revenue Report (published monthly), a publication of Miller, Kaplan, Arase & Co., Certified Public Accountants ("Miller Kaplan") or The Hungerford Market Report, a publication of Hungerford, Aldrin, Nichols & Carter Certified Public Accountants ("Hungerford"); and (v) total advertising revenue has been obtained from Duncan's Radio Market Guide (1997 ed.) ("Duncan's") compiled by Duncan's American Radio. Duncan's definition of "total advertising revenue" includes television, radio, newspaper, outdoor and cable.


     The terms local marketing agreement ("LMA"), joint sales agreement ("JSA") and time brokerage agreement ("TBA") are referred to in various places in this Prospectus. An LMA or TBA refers to an agreement under which a radio station agrees to provide, on a cooperative basis, all or certain of the programming, sales, marketing and similar services for a different radio station in the same market. A JSA refers to an agreement, similar to an LMA, under which a radio station agrees to provide all or certain of the sales and marketing services for another station while the owner of such other radio station provides all of the programming for such other radio station in the same market. The term "duopoly," as used in various places in this Prospectus, refers to the ownership of two or more AM or two or more FM radio stations in the same geographic market. A station's or station group's "power ratio" is defined as such station's or station group's revenue market share divided by audience market share of adults 25-54.

                                  RISK FACTORS


     An investment in the New Notes offered hereby involves certain risks. Prospective investors should carefully consider the following risk facts, in addition to the other information contained elsewhere in this Prospectus.


CONSEQUENCES OF EXCHANGING OR FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES


     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes set forth in the legends thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. After the Exchange Offer, the Company does not intend to register the Old Notes under the Securities Act. Based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than a broker-dealer, as set forth below, or any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Each Participating Broker-Dealer that is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of New Notes for its own account pursuant to the Exchange Offer must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealer (other than an affiliate of the Company) in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company. See "Plan of Distribution." No affiliate of the Company may rely on such no-action letters and any such affiliate must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.



     The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.


     To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company currently does not intend to register or qualify the sale of the New Notes in any such jurisdiction. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes, and accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. See "The Exchange Offer -- Consequences of Failure to Exchange."

     Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer, certain registration rights with respect to the Old Notes under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."


RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     A principal component of the Company's business strategy is the acquisition of additional radio stations. In addition to the Pending Transactions, Cox Radio intends to continue to evaluate the acquisition of additional radio stations or radio station groups. There can be no assurance that future acquisitions will be available on attractive terms. In addition, there can be no assurance that any synergies or savings will be achieved as a result of any acquisitions, that the integration of Cox Radio and new stations or management groups can be accomplished successfully or on a timely basis or that the Company's acquisition strategy can be implemented. Although Cox Radio has entered into definitive agreements regarding the Pending Transactions, there can be no assurance that any of the Pending Transactions will be consummated. Consummation of each of the Pending Transactions is subject to certain closing conditions, including the receipt of FCC approval, which receipt cannot be assured.

COMPETITION

     The radio broadcasting industry is a highly competitive business. The Company's radio stations compete against other radio stations and other media (including new media technologies that are being developed or introduced) for audience share and advertising revenue. Factors that are material to a station's competitive position include management experience, the station's audience share rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance, and the number and characteristics of other stations in the market area. Recent changes in the law and in FCC rules and policies have increased the number of radio stations a broadcaster may own in a given market and permit, within limits, joint arrangements with other stations in a market relating to programming, advertising sales, and station operations. Management believes that radio stations that elect to take advantage of these opportunities may, in certain circumstances, have lower operating costs and may be able to offer advertisers more attractive rates and services. No assurance can be given that any of the Company's stations will be able to maintain or increase its current audience ratings and advertising revenue share.

GOVERNMENT REGULATION OF BROADCASTING INDUSTRY

     The radio broadcasting industry is subject to extensive and changing regulation. Among other things, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules and policies limit the number of stations that one entity can own in a given market. The Communications Act and FCC rules and policies also require FCC approval for transfers of control of licensees and assignments of FCC licenses. The filing of petitions or complaints against Cox Radio or other FCC licensees could result in the FCC delaying the grant of, or refusing to grant, its consent to the assignment of licenses to or from an FCC licensee or the transfer of control of an FCC licensee. In certain circumstances, the Communications Act and FCC rules will operate to impose limitations on alien ownership and voting of the Common Stock. There can be no assurance that there will not be changes in the current regulatory scheme, the imposition of additional regulations or the creation of new regulatory agencies, which changes could restrict or curtail the ability of Cox Radio to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of radio and other media properties.

     Each of the Company's radio stations operates pursuant to one or more licenses issued by the FCC. Pursuant to Congress' mandate in the Telecommunications Act of 1996 (the "1996 Act"), which significantly amended the Communications Act, the FCC adopted a rule extending radio license terms from seven to eight years. All licenses renewed as part of the current renewal cycle will have a term of eight years. The Company's licenses expire at various times through the year 2006. Although Cox Radio has applied or will apply to renew these licenses, third parties may challenge the Company's renewal applications. While Cox Radio is not aware of facts or circumstances that would prevent the Company from having its current licenses renewed, there can be no assurance that the licenses will be renewed. Failure to obtain the renewal of any of Cox Radio's broadcast licenses or to obtain FCC approval for an assignment or transfer to Cox Radio of a license in connection with a radio station acquisition may have a material adverse effect on the Company's business and operations. In addition, if Cox Radio or any of its officers, directors or significant stockholders materially violates the FCC's rules and regulations or the Communications Act, is convicted of a felony or is found to have engaged in unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition from a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon Cox Radio which could involve the imposition of monetary fines, the revocation of Cox Radio's broadcast licenses or other sanctions. If the FCC were to issue an order denying a license renewal application or revoking a license, Cox Radio would be required to cease operating the applicable radio station only after Cox Radio had exhausted all rights to administrative and judicial review without success.

IMPORTANCE OF LOS ANGELES AND ATLANTA RADIO STATIONS


     In 1997, the Company's four radio stations in Los Angeles and four radio stations in Atlanta generated approximately 26.7% and 23.8%, respectively, of Cox Radio's net revenues. On a pro forma basis after giving effect to the Recent Transactions and Pending Transactions, such radio stations in Los Angeles and Atlanta would have generated approximately 24.3% and 21.5%, respectively, of Cox Radio's net revenues in 1997. A significant decline in net revenues from the Company's stations in these markets, as a result of a ratings decline or otherwise, could have a material adverse effect on Cox Radio's financial position and results of operations.


CONTROL BY CEI; POTENTIAL CONFLICTS OF INTEREST

     CEI, through wholly-owned subsidiaries, owns approximately 69% of the outstanding Common Stock and has approximately 96% of the voting power of Cox Radio. As a result, CEI has sufficient voting power to elect all the members of the Board of Directors of Cox Radio (the "Cox Radio Board") and effect transactions without the approval of Cox Radio's public stockholders. Cox Radio's Amended and Restated Certificate of Incorporation (the "Cox Radio Certificate") and Amended and Restated Bylaws (the "Bylaws") also contain certain anti-takeover provisions. The interests of CEI, which operates businesses in other industries, including television broadcasting, broadband communications, auto auctions and newspapers, may from time to time diverge from the interests of Cox Radio. In addition, from time to time, the Company enters into transactions with CEI or its affiliates and has entered into a credit facility with CEI. Conflicts of interest between Cox Radio and CEI could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities and the election of new or additional members of the Cox Radio Board. The Audit Committee of the Cox Radio Board consists of independent directors and addresses certain potential conflicts of interest that may arise between the Company and CEI. There can be no assurance that any conflicts of interest will be resolved in favor of Cox Radio.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON RESALES

     There presently is no active trading market for the Notes and none may develop. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the financial condition, performance and prospects of the Company and other factors beyond the control of the Company, including general economic conditions. There can be no assurance as to the development or liquidity of any market for the New Notes.

FORWARD LOOKING STATEMENTS


     This Prospectus contains forward-looking statements which can be identified by terminology such as "believes," "anticipates," "intends," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the regions in which the Company operates; technology changes; competition; changes in business strategy or development plans; the ability to attract and retain qualified personnel; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; liability and other claims asserted against the Company; Year 2000 issues and Year 2000 readiness disclosures; and other factors referenced in this Prospectus, including, without limitation, under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the New Notes (which replace such Old Notes), except as otherwise described herein.


     The net proceeds to the Company from the Offering were approximately $198.4 million, after deducting the discount due the Initial Purchasers and commissions and other expenses payable by the Company. The Company used the net proceeds from the Offering to repay indebtedness outstanding under the Credit Agreement, as a result of which the aggregate principal amount of borrowings outstanding under the Credit Agreement, as of June 30, 1998, was approximately $100.0 million and, as of June 30, 1998, approximately $200.0 million was available for the Company to borrow on a revolving basis to finance future acquisitions thereunder. The weighted average per annum interest rate applicable to borrowings under the Company's Credit Agreement for the six months ended June 30, 1998 was 6.5%, and the maturity date for such borrowings was March 7, 2002. See "Description of Certain Indebtedness." Affiliates of NationsBanc Montgomery Securities LLC, Chase Securities Inc. and J.P. Morgan Securities Inc. are lenders under the Credit Agreement and received their proportionate share of the repayment thereof.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998. Such capitalization reflects the proceeds from the sale of the Old Notes, which occurred on May 26, 1998. No effect on the capitalization of the Company will occur upon consummation of the Exchange Offer herein.

                                                              AS OF JUNE 30,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
                                                                  ACTUAL
                                                              --------------
LONG-TERM DEBT:
Credit Agreement............................................     $100,000
Amounts due from CEI........................................      (12,612)
Other long-term debt........................................          740
2003 Notes..................................................       99,910
2005 Notes..................................................       99,725
                                                                 --------
          Total long-term debt..............................      287,763
SHAREHOLDERS' EQUITY:
Preferred Stock, $1.00 par value;
5,000,000 shares authorized; none outstanding...............           --
Common Stock
  Class A Common Stock, $1.00 par value;
     70,000,000 shares authorized
     8,874,361 shares issued and outstanding................        8,874
  Class B Common Stock, $1.00 par value;
     45,000,000 shares authorized
     19,577,672 shares issued and outstanding...............       19,578
Additional paid-in capital..................................      251,454
Retained earnings...........................................       17,355
                                                                 --------
          Total shareholders' equity........................      297,261
                                                                 --------
          Total capitalization..............................     $585,024
                                                                 ========

                                  THE COMPANY


     Cox Radio, Inc. ("Cox Radio" or the "Company") is one of the ten largest radio broadcasting companies in the United States, based on both net revenues and number of stations as of November 1, 1998. Upon completion of all the Pending Transactions, Cox Radio will own or operate, or provide sales and marketing services for, 58 radio stations (41 FM and 17 AM) clustered in 13 markets, including 18 stations acquired from NewCity Communications, Inc. ("NewCity") during 1997 (the "NewCity Acquisition"). On a pro forma basis, after giving effect to the Recent Transactions and the Pending Transactions, Cox Radio would have generated net revenue of $237.4 million and Broadcast Cash Flow of $80.2 million for the year ended December 31, 1997.


     Cox Radio is an indirect majority-owned subsidiary of Cox Enterprises, Inc. ("CEI"). CEI indirectly owns approximately 69% of the Company's Common Stock (defined below) and has approximately 96% of the voting power of Cox Radio. The Company has two classes of common stock outstanding, Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), and Class B Common Stock, par value $1.00 per share (the "Class B Common Stock"), collectively defined as the "Common Stock." CEI's wholly-owned subsidiary, Cox Broadcasting, Inc. ("Cox Broadcasting"), is the sole stockholder of shares of the Company's Class B Common Stock. CEI, a privately-held corporation headquartered in Atlanta, Georgia, is one of the largest media companies in the United States, with consolidated 1997 revenues of approximately $4.9 billion. Prior to Cox Radio's initial public offering in September 1996, CEI transferred all of its U.S. radio operations to Cox Radio (the "Cox Radio Consolidation"). Cox Radio, as part of CEI, was a pioneer in radio broadcasting, building its first station in 1934, acquiring its flagship station, WSB-AM (Atlanta), in 1939 and launching its first FM station, WSB-FM (Atlanta), in 1948.

     The Company's principal executive offices are located at 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319, and its telephone number is (404) 843-5000.

                                    BUSINESS

     Cox Radio seeks to maximize the revenues and Broadcast Cash Flow of its radio stations by operating and developing clusters of stations in demographically attractive and rapidly growing markets, including major markets such as Los Angeles and Atlanta and Sunbelt markets such as Miami, Tampa, Orlando, San Antonio and Birmingham. During the past five years, the 13 markets in which the Company's stations now operate have generated, on an aggregate basis, greater radio advertising revenue growth than the average of 5.3%, which was calculated using revenue projections obtained from the Radio Advertising Bureau (the "RAB"), for the U.S. radio industry as a whole. The NewCity Acquisition enhanced the clustering of the Company's radio stations by increasing the total number of markets in which Cox Radio owned and/or operated radio stations to 12 and by strengthening the Company's penetration in those markets. The Long Island Acquisition increased the number of markets in which Cox Radio owns or operates radio stations to 13. Cox Radio operates four or more radio stations in 10 of its 13 markets.


     As a result of the Company's management, programming and sales efforts, the Company's radio stations are characterized by strong ratings and above average power ratios (defined as revenue share divided by audience share). The Company's stations are diversified in terms of format, target audience, geographic location and stage of development. Cox Radio has a track record of acquiring, repositioning and improving the operating performance of previously underperforming stations. Management believes that a number of the Company's stations have significant growth opportunities or turnaround potential and can therefore be characterized as start-up or developing stations. Generally, the Company considers start-up or developing stations to include those which have been recently acquired by the Company and offer the greatest potential for growth. Currently, the Company considers 29 of its stations to be start-up or developing stations. Cox Radio believes these stations can achieve significant Broadcast Cash Flow growth by employing the Company's operating strategy. Management believes that its mix of stations in different stages of development enables it to maximize the Company's growth potential.


     Cox Radio's senior operating management is comprised of six individuals with an average of over 24 years of experience in the radio broadcasting industry, including an average of over 15 years with Cox Radio. The Company believes that this experienced senior management team is well positioned to manage larger radio station clusters and take advantage of new opportunities arising in the U.S. radio broadcasting industry.

OPERATING STRATEGY

     The following is a description of the key elements of the Company's operating strategy:

          Clustering of Stations. Cox Radio operates its stations in clusters to (i) enhance net revenue growth by increasing the appeal of the Company's stations to advertisers and enabling such stations to compete more effectively with other forms of advertising and (ii) achieve operating efficiencies by consolidating broadcast facilities, eliminating duplicative positions in management and production and reducing overhead expenses. Management believes that operating several radio stations in each of its markets will enable its sales teams to offer advertisers more attractive advertising packages. Furthermore, as radio groups achieve significant audience share, they can deliver to advertisers the audience reach that historically only television and newspapers could offer, with the added benefit of frequent exposure to advertisers' target customers. Management believes that the Company's clusters of stations, and their corresponding audience share, provide opportunities to capture an increased share of total advertising revenue in each of the Company's markets.

          Development of Underperforming Stations. The Company's management has demonstrated its ability to acquire underperforming radio stations and develop them into consistent ratings and revenue leaders. The Company's historic margins reflect the acquisition and continued development of underperforming stations, as well as the fact that increases in net revenue are typically realized subsequently to increases in audience share. Management believes that a number of the Company's stations have significant growth opportunities or turnaround potential and can therefore be characterized as developing stations.

          Implementation of the Company's Management Philosophy. The Company's local station operations are supported by a lean corporate staff which employs a management philosophy emphasizing (i) market research and targeted programming; (ii) a customer-focused selling strategy; and (iii) marketing and promotional activities.

             Market Research and Targeted Programming. Cox Radio's research, programming and marketing strategy combines extensive research with an assessment of competitors' vulnerabilities and market dynamics in order to identify specific audience opportunities within each market. Cox Radio also retains consultants and research organizations to continually evaluate listener preferences. Using this information, Cox Radio tailors the programming, marketing and promotions of each Cox Radio station to maximize its appeal to its target audience. Cox Radio's disciplined application of market research enables each of its stations to be responsive to the changing preferences of its targeted listeners. This approach focuses on the needs of the listener and its community and is designed to improve ratings and maximize the impact of advertising for the Company's customers. Through its research, programming and marketing, Cox Radio also seeks to create a distinct and marketable local identity for each of its stations in order to enhance audience share and listener loyalty and to protect against direct format competition. To achieve this objective, the Company employs and promotes distinct high-profile on-air personalities and local sports programming at many of its stations. For example, the Company broadcasts (i) "Dr. Laura" in Los Angeles, Atlanta, Dayton, Syracuse, Tulsa and Orlando;
        (ii) "Rush Limbaugh" in Los Angeles, Orlando, Syracuse and Tulsa; (iii) "Clark Howard" in Atlanta, Orlando, Dayton and Syracuse; (iv) the Atlanta Braves in Atlanta and Tampa; and (v) the Orlando Magic in Orlando.

             Customer-Focused Selling Strategy. The Company utilizes a unique, customer-focused approach to selling advertising known as the Consultative Selling System. The Company's sales personnel are trained to approach each advertiser with a view towards solving the marketing needs of the customer. In this regard, the sales staff consults with customers, attempts to understand their business goals and offers comprehensive marketing solutions, including the use of radio advertising. Instead of merely selling station advertising time, the Company's sales personnel are encouraged to develop innovative marketing strategies for the station's advertising customers.

             Marketing and Promotional Activities. The Company's stations regularly engage in significant local promotional activities, including advertising on local television and in local print media, participating in telemarketing and direct mailings and sponsoring contests, concerts and events. Special events may include charitable athletic events, events centered around a major local occasion or local ethnic group and special community or family events. Cox Radio also engages in joint promotional activities with other media in their markets to further leverage the Company's promotional spending. These promotional efforts help the Company's stations add new listeners and increase the amount of time spent listening to the stations.

          Strong Management Teams. In addition to relying upon its experienced senior operating management, the Company places great importance on the hiring and development of strong local management teams and has been successful in retaining experienced management teams that have strong ties to their communities and customers. The Company invests significant resources in identifying and training employees to create a talented team of managers at all levels of station operations. These resources include:
     (i) Gallup/SRI, which helps the Company identify and select talented individuals for management and sales positions; (ii) Center for Sales Strategy ("CSS"), an independent sales and management training company which trains and develops managers and sales executives; and (iii) a program of leadership development conducted by the Company's senior operating management and outside consultants. Local managers are empowered to run the day-to-day operations of their stations and to develop and implement policies that will improve station performance and establish long-term relationships with listeners and advertisers. The compensation of the senior operating management team and local station managers is largely dependent upon financial performance and linked to participation in the Company's Long-Term Incentive Plan.

ACQUISITION STRATEGY

     In the ordinary course of its business, Cox Radio seeks opportunities to acquire radio stations that it believes will provide added value to the Company. During the last several years, the Company has implemented its strategy of clustering radio stations in several of its existing markets. The radio stations acquired by Cox Radio in the past have primarily been underperforming, and Cox Radio has generally improved the operating and financial performance of such stations. The Company intends to continue to make acquisitions where permissible in the markets in which it operates and may also make opportunistic acquisitions in additional markets in which the Company believes that it can cost-effectively achieve a leading position in terms of audience and revenue share. The nature and timing of further acquisitions, are uncertain and difficult to estimate.

     Market Selection Considerations. Cox Radio's acquisition strategy has been focused primarily on clustering stations in its existing markets; however, in the future, Cox Radio will increasingly seek to make opportunistic acquisitions in additional markets. Management believes that Cox Radio will have the financial resources and management expertise to continue to pursue its acquisition strategy. Certain future acquisitions may be limited by the multiple and cross-ownership rules of the Federal Communications Commission ("FCC"). See "Legislation and Regulation."

     Station Considerations. Cox Radio expects to concentrate on acquiring radio stations that offer, through application of Cox Radio's operating philosophy, the potential for improvement in the station's performance, particularly its Broadcast Cash Flow. Such stations may be in various stages of development, presenting Cox Radio with an opportunity to apply its management techniques and to enhance asset value. In evaluating potential acquisitions, the Company considers the strength of a station's broadcast signal. A powerful broadcast signal enhances delivery range and clarity, thereby influencing listener preference and loyalty. Cox Radio also assesses the strategic fit of an acquisition with its existing clusters of radio stations. When entering a new market, Cox Radio expects to acquire a "platform" upon which to expand its portfolio of stations and to build a leading cluster of stations.

STATION OPERATIONS

     The Company's stations, including the stations to be acquired in the Pending Transactions, are located in markets which, during the last five years, have generated, on an aggregate basis, greater radio advertising revenue growth than the average of 5.3% for the U.S. radio industry as a whole, in each case calculated using revenue projections obtained from RAB. These markets include six Sunbelt markets and four markets which management believes have a disproportionately small number of radio stations relative to the size of the potential market audience. In most of the Company's markets, radio captures a small percentage of the total advertising dollars spent, with local advertisers accounting for the majority of the spending. Clustering creates an opportunity to increase radio's share of a market's advertising revenues.

     The following table summarizes certain information relating to radio stations owned or operated by the Company, assuming the consummation of the Pending Transactions:

                                                                            AUDIENCE                         1997
                                                                            SHARE IN       RANK IN     AUDIENCE SHARE IN
                                                                             TARGET        TARGET        ADULTS 25-54
MARKET AND STATION                                    TARGET DEMOGRAPHIC   DEMOGRAPHIC   DEMOGRAPHIC      DEMOGRAPHIC
CALL LETTERS(1)                        FORMAT               GROUP             GROUP         GROUP            GROUP
-------------------------------  ------------------   ------------------   -----------   -----------   -----------------
LOS ANGELES
  KFI-AM.......................  Talk                 Adults 35-54             4.5            5               3.5
  KOST-FM......................  Adult Contemporary   Women 25-44              5.0            3               4.0
  KACE-FM......................  R&B Oldies           African American        11.4(2)         4(2)            1.6(2)
                                                       Adults 35-54
  KRTO-FM......................  R&B Oldies           African American          --           --                --
                                                       Adults 35-54

                                                                            AUDIENCE                         1997
                                                                            SHARE IN       RANK IN     AUDIENCE SHARE IN
                                                                             TARGET        TARGET        ADULTS 25-54
MARKET AND STATION                                    TARGET DEMOGRAPHIC   DEMOGRAPHIC   DEMOGRAPHIC      DEMOGRAPHIC
CALL LETTERS(1)                        FORMAT               GROUP             GROUP         GROUP            GROUP
-------------------------------  ------------------   ------------------   -----------   -----------   -----------------
ATLANTA
  WSB-AM.......................  News/Talk            Adults 35-64            11.4            1               8.0
  WSB-FM.......................  Adult Contemporary   Women 25-54              7.9            4               6.1
  WJZF-FM......................  Jazz                 Men 25-54                3.6           13               3.4
  WCNN-AM(3)...................  News/Talk            Adults 35-64             1.2           18               1.0
MIAMI
  WFLC-FM......................  Hot Adult            Adults 25-54             4.5            6               4.5
                                 Contemporary
  WHQT-FM......................  Urban Adult          Adults 25-54             6.5            1               6.5
                                 Contemporary
TAMPA(4)
  WWRM-FM......................  Soft Adult           Women 35-54             10.9            1               6.8
                                 Contemporary
  WCOF-FM......................  70's Oldies          Adults 25-44             7.5(5)         5(5)            6.7(5)
  WFNS-AM......................  70's Oldies          Adults 25-44              --           --                --
  WSUN-AM(6)...................  News                 Adults 25-54              .4           27                .4
ORLANDO
  WDBO-AM......................  News/Talk            Adults 35-64             6.3            5               4.1
  WWKA-FM......................  Country              Adults 25-54             8.4            1               8.4
  WCFB-FM......................  Urban Adult          Women 25-54              5.3(7)         7(7)            4.7(7)
                                 Contemporary
  WTLN-AM(8)...................  Urban Adult          Women 25-54               --           --                --
                                 Contemporary
  WHOO-AM......................  Standards            Adults 55+              14.0            2                .8
  WHTQ-FM......................  Classic Rock         Men 25-54                8.0            2               5.3
  WMMO-FM......................  Rock Adult           Adults 25-54             6.2            5               6.2
                                 Contemporary
  WTLN-FM(9)...................  Religious            Adults 25-54             1.1           18               1.1
SAN ANTONIO
  KCYY-FM......................  Country              Adults 25-54             6.2            6               6.2
  KKYX-AM......................  Classic Country      Adults 35-64             2.5           15               1.2
  KCJZ-FM......................  Smooth Jazz          Adults 25-54             3.6           11               3.6
                                 Adult Oriented
  KISS-FM......................  Rock                 Adults 18-49             7.1            4               4.7
  KSMG-FM......................  Hot Adult            Adults 25-54             7.2            3               7.2
                                 Contemporary
  KLUP-AM......................  Adult Standards      Adults 35-64             2.2           16                .7
  KONO-FM......................  Oldies               Adults 25-54             6.9(10)        4(10)           6.9(10)
  KONO-AM......................  Oldies               Adults 25-54              --           --                --
LOUISVILLE
  WRKA-FM......................  Oldies               Adults 35-54             8.6            4               6.3
  WRVI-FM......................  Rock Adult           Adults 25-49             1.9           15               1.7
                                 Contemporary
  WLSY-FM......................  R&B Oldies           Adults 35-54              .5           27                .5
BIRMINGHAM(11)
  WZZK-FM......................  Country              Adults 25-54            11.6            1              11.6
  WEZN-AM(12)..................  Stardust             Adults 50+               7.8            4               1.7
  WODL-FM......................  Oldies               Adults 25-54             6.7            6               6.7
  WBHJ-FM......................  Contemporary Hit     Adults 18-34            13.6            1               4.5
                                 Urban
  WBHK-FM......................  Urban Adult          Adults 25-54             8.1            3               8.1
                                 Contemporary
  WAGG-AM......................  Gospel               Adults 25-54             3.7           11               3.7

                                                                            AUDIENCE                         1997
                                                                            SHARE IN       RANK IN     AUDIENCE SHARE IN
                                                                             TARGET        TARGET        ADULTS 25-54
MARKET AND STATION                                    TARGET DEMOGRAPHIC   DEMOGRAPHIC   DEMOGRAPHIC      DEMOGRAPHIC
CALL LETTERS(1)                        FORMAT               GROUP             GROUP         GROUP            GROUP
-------------------------------  ------------------   ------------------   -----------   -----------   -----------------
DAYTON
  WHIO-AM......................  News/Talk            Adults 35-64             5.4            4               3.9
  WHKO-FM......................  Country              Adults 25-54            14.2            1              14.2
  WCLR-FM......................  Oldies               Adults 35-54             6.4(13)        4(13)           4.7(13)
  WZLR-FM......................  Oldies               Adults 35-54              --           --                --
  WPTW-AM......................  Local Programming    Adults 35+                .3           39                --
TULSA
  KRMG-AM......................  News/Talk            Adults 25-54             7.2            4               7.2
  KWEN-FM......................  Country              Adults 25-54            11.1            2              11.1
  KJSR-FM......................  70's Oldies          Adults 25-54             8.1            3               8.1
  KRAV-FM......................  Adult Contemporary   Adults 25-54             5.7            7               5.7
  KGTO-AM......................  Standards            Adults 55+              10.2            3                .7
BRIDGEPORT
  WEZN-FM......................  Adult Contemporary   Adults 25-54            14.6(14)        1(14)          14.6(14)
SYRACUSE
  WSYR-AM......................  News/Talk            Adults 35-64             8.6            4               5.4
  WYYY-FM......................  Adult Contemporary   Adults 25-54             9.8            2               9.8
  WBBS-FM......................  Country              Adults 25-54            12.1            1              12.1
  WHEN-AM......................  Sports/Talk          Men 25-54                3.6            9               2.1
  WWHT-FM......................  Adult Hit Radio      Women 18-34             10.1            4               2.7
LONG ISLAND
  WBLI-FM......................  Hot Adult            Adults 25-54             4.5            5               4.5
                                 Contemporary
  WBAB-FM......................  Adult Oriented       Men 25-54                6.1(15)        3(15)           5.1(15)
                                 Rock
  WHFM-FM......................  Adult Oriented       Men 25-54                 --           --                --
                                 Rock
  WGBB-AM(16)..................  To be determined     Not Applicable            --           --                --

Source: Arbitron 1997 Market Reports four-book average


---------------


(1)   Metropolitan market served; city of license may differ.
(2) Audience share and audience rank information for KACE-FM and KRTO-FM are combined because the stations are simulcast.
(3)   Station operated by Cox Radio pursuant to an LMA.
(4) WLVU-FM, which Cox Radio has been operating pursuant to an LMA only since September 12, 1998, is excluded from this listing because no audience data are available.
(5) Audience share and audience rank information for WCOF-FM and WFNS-AM are combined because the stations are simulcast.
(6)   Station to be sold by Cox Radio pursuant to the Tampa
      Exchange.
(7) Audience share and audience rank information for WCFB-FM and WTLN-AM are combined because the stations are simulcast.
(8) Formerly known as WZKD-AM. Station to be sold by Cox Radio pursuant to the Orlando Exchange.
(9)   Station to be acquired by Cox Radio pursuant to the Orlando
      Exchange.
(10) Audience share and audience rank information for KONO-FM and KONO-AM are combined because the stations are simulcast.
(11) WEDA-FM, which Cox Radio has been operating pursuant to an LMA since November 1998, is excluded from this listing because the station has just commenced operations and no audience data are available yet.
(12)  Audience share and rank data is based only on Arbitron
      Market Report for Fall 1997 because format was only applicable for that period.
(13) Audience share and audience rank information for WCLR-FM and WZLR-FM are combined because the stations are simulcast.
(14)  Audience share and rank data is based only on Arbitron
      Market Reports for Fall 1997 and Spring 1997 because
      Arbitron does not produce Summer and Winter Arbitron Market
      Reports for the Bridgeport/Fairfield County market.
(15) Audience share and audience rank information for WBAB-FM and WHFM-FM are combined because the stations are simulcast.
(16)  Station to be sold by Cox Radio pursuant to the Long Island
      Disposition.

     The following table sets forth certain information relating to each of the markets in which the Company's stations operate or will operate upon consummation of the Pending Transactions:

                       1997 MARKET                                              RADIO'S
                          RADIO        1997                    1997 MARKET   PERCENTAGE OF    ADVERTISING
                       ADVERTISING    METRO        TOTAL          RADIO       1997 TOTAL     REVENUE GROWTH
                         REVENUE      MARKET    ADVERTISING    ADVERTISING    ADVERTISING         CAGR
MARKET                   RANK(A)     RANK(B)     REVENUE(C)    REVENUE(D)       REVENUE         1992-97
------                 -----------   --------   ------------   -----------   -------------   --------------
Los Angeles..........       1            2         $3,293         $575           16.3%             6.3%
Atlanta..............      10           12            886          222           21.7             14.8
Miami................      12           11            918          198           19.0             12.7
Tampa................      19           21            524          102           17.4             10.0
Orlando..............      28           38            387           76           18.3              9.2
San Antonio..........      32           33            384           68           19.8              8.7
Louisville...........      47           52            224           41           15.4              7.2
Long Island..........      48           16             --(e)        41             --(e)           5.7
Birmingham...........      50           55            207           40           17.3              9.2
Tulsa................      55           60            159           35           20.2             10.1
Dayton...............      58           54            197           34           15.1              7.2
Syracuse.............      71           71            123           24           18.7              4.8
Bridgeport...........      90          114            151           17           18.4              7.2

---------------

(a)Ranking of the principal radio market served by the stations among all radio markets in the United States by 1997 market revenue, according to BIA's Investing in Radio, 1998.
(b)Ranks assigned by BIA based on population in the market.
(c)Includes television, radio, newspaper, outdoor and cable. Source, Duncan's Radio Market Guide, 1997. Dollars in millions.
(d)Dollars in millions.
(e)Because the Long Island/Nassau-Suffolk market advertising dollars, exclusive of radio advertising dollars, are commingled with the New York City market, this information is not applicable for comparative purposes.

     As a result of the Company's management, programming and sales efforts, the Company's radio stations are characterized by strong ratings and above average power ratios. A third of the Company's stations are ranked first or second in terms of audience share in their target demographic groups. In five of the Company's markets, the Company's station groups ranked number one with respect to combined station revenue market share.

RECENT TRANSACTIONS

  Orlando Acquisition

     In March 1997, the Company exchanged WCKG-FM and WYSY-FM in Chicago for WHOO-AM, WHTQ-FM and WMMO-FM in Orlando (the "Orlando Acquisition"). The Orlando Acquisition resulted in a pre-tax gain of approximately $49 million. In addition to receiving the three Orlando stations, Cox Radio also received cash proceeds of approximately $20 million. Prior to the NewCity Acquisition, the Orlando stations were operated by NewCity since July 1996 under an LMA.

  Tampa Acquisition

     In March 1997, the Company acquired WFNS-AM in Tampa for an aggregate consideration of $1.5 million (the "Tampa Acquisition"). The Company had been operating this station pursuant to an LMA or a JSA since June 1995.

  Los Angeles Acquisition

     In April 1997, Cox Radio completed its acquisition of the license and certain assets of KRTO-FM in Los Angeles for $19 million in cash (the "Los Angeles Acquisition").

  NewCity Acquisition

     In April 1997, the Company, through the merger of its wholly owned subsidiary New Cox Radio II, Inc. with and into NewCity, with NewCity surviving as a wholly owned subsidiary of Cox Radio, acquired all of the issued and outstanding capital stock of NewCity in the NewCity Acquisition. Cox Radio purchased the stock of NewCity for an aggregate consideration of approximately $253 million, including approximately $87 million in assumption of NewCity indebtedness and approximately $3 million in working capital adjustments. To consummate the NewCity Acquisition, the Company utilized approximately $56 million of amounts due from CEI and borrowed approximately $110 million pursuant to the Company's Credit Agreement. On April 2, 1997, NewCity was merged with and into the Company, with the Company as the surviving corporation. NewCity's subsidiaries were subsequently consolidated into Cox Radio. In October 1997, the Company disposed of the assets of American Comedy Network, a former subsidiary of NewCity, for aggregate proceeds of approximately $1.1 million including certain non-compete agreements.


  Birmingham Acquisitions I and II and Birmingham Disposition



     In November 1998, the Company consummated the acquisition of radio stations WBHJ-FM and WBHK-FM in Birmingham, Alabama (the "Birmingham Acquisition I") for an aggregate consideration of $17 million. Since August 1, 1997, the Company had been operating WBHJ-FM and WBHK-FM under an LMA.


     In May 1997, the Company agreed to acquire WENN-FM and WAGG-AM in Birmingham, Alabama, for consideration of $15 million (the "Birmingham Acquisition II"). In July 1997, the Company assigned its right to purchase WENN-FM for consideration of $14.5 million to a third party (the "Birmingham Disposition"). The Company consummated these transactions during November 1997.

  San Antonio Transactions

     In September 1997, the Company acquired KISS-FM, KSMG-FM and KLUP-AM in San Antonio, Texas for an aggregate consideration of $30.4 million plus certain non-compete agreements (the "San Antonio Acquisition I"). In March 1998, the Company acquired KONO-FM and KONO-AM in San Antonio for $23 million (the "San Antonio Acquisition II").

     In December 1997, the Company acquired an option to purchase radio station KRIO-FM, serving the San Antonio market, for a purchase price of $9 million. The Company entered into an agreement to assign this option in January 1998 for an aggregate consideration of $250,000 (the "San Antonio Disposition"). The closing of the San Antonio Disposition occurred in May 1998.


  Dayton Acquisition



     In October 1998, the Company consummated the acquisition of radio stations WCLR-FM, WZLR-FM and WPTW-AM, serving the Dayton, Ohio market for approximately $6 million (the "Dayton Acquisition"). The Company had been operating these stations pursuant to an LMA since December 1997.



  Long Island Acquisition



     In May 1998, the Company acquired the assets of radio stations WBLI-FM, WBAB-FM, WHFM-FM and WGBB-AM, serving the Nassau-Suffolk, New York market for consideration of $48 million (the "Long Island Acquisition").



     The Orlando Acquisition, the Tampa Acquisition, the Los Angeles Acquisition, the NewCity Acquisition, the Birmingham Acquisitions I and II, the Birmingham Disposition, the San Antonio Acquisition I, the San Antonio Acquisition II, the San Antonio Disposition, the Dayton Acquisition and the Long Island Acquisition are collectively referred to herein as the "Recent Transactions".

PENDING TRANSACTIONS


  Birmingham Acquisition III



     In September 1997, the Company announced that it had entered into an agreement in principle with a third party to construct, program and own WEDA-FM, a new Class A FM radio station in Homewood, Alabama to serve the Birmingham market (the "Birmingham Acquisition III"). The FCC approved the third party's application for the new construction permit and settlement of the comparative hearing among the three applicants for the construction permit. As part of the agreement in principle, the third party has constructed the station and the Company has agreed to enter into an LMA for the station commencing in November 1998. The Company also acquired an option to purchase the station for an aggregate consideration of $5.5 million and the assumption of debt in an amount not to exceed $200,000. The Company expects to consummate the Birmingham Acquisition III in the fourth quarter of 1998 or the first half of 1999.



  Orlando Exchange



     In February 1998, the Company entered into an agreement to acquire the assets of WTLN-FM serving the Orlando, Florida market for consideration of $14.5 million. In a related transaction, the Company entered into an agreement to dispose of the assets of WTLN-AM (formerly known as WZKD-AM), also serving the Orlando, Florida market for $500,000 (the "Orlando Exchange"). Pending certain regulatory approvals, the Company expects to complete the Orlando Exchange in the fourth quarter of 1998 or the first half of 1999.



  Long Island Disposition



     In October 1998, the Company entered into an agreement with a third party to dispose of the assets of radio station WGBB-AM (the "Long Island Disposition") for $1.7 million. Pending certain regulatory approvals, the Company anticipates closing the Long Island Disposition in the first half of 1999.



  Tampa Exchange



     In September 1998, the Company entered into an agreement in principle to acquire the assets of radio station WLVU-FM, serving the Tampa, Florida market. The Company has entered into a TBA for WLVU-FM commencing in September 1998. In a related transaction, the Company entered into an agreement to dispose of the assets of radio station WSUN-FM, also serving the Tampa, Florida market (the "Tampa Exchange"). Pending certain regulatory approvals, the Company anticipates closing the Tampa Exchange in the first half of 1999.



     The Birmingham Acquisition III, the Orlando Exchange, the Long Island Disposition and the Tampa Exchange are collectively referred to herein as the "Pending Transactions".



WSB, INC. AND WHIO, INC. MERGERS



     WSB, Inc., a Delaware corporation ("WSB"), and WHIO, Inc., a Delaware corporation ("WHIO" and, together with WSB, the "Initial Note Guarantors"), were merged with and into the Company on November 10, 1998 and November 1, 1998, respectively (collectively, the "Mergers"). As a result of such Mergers, the Initial Note Guarantors are no longer Note Guarantors and, as of the date hereof, the Notes do not have the benefit of any Note Guarantees.



LICENSE DROP-DOWN



     The Company anticipates transferring the licenses, permits and authorizations it holds from the FCC in respect of the radio stations it owns (other than in respect of the radio stations it owns in the states of California and Florida) to CXR Holdings, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company ("CXR Holdings"), upon receipt of consent from the FCC and the satisfaction of certain other conditions (the "License Drop-Down"). The Company has received the consent of the FCC with respect to most of the stations that will be involved in the License Drop-Down and expects to apply for and receive such FCC consents in respect of the remaining stations. The Company currently anticipates that the License Drop-

Down will be consummated in the first quarter of 1999. If the License Drop-Down is consummated, CXR Holdings will become a Note Guarantor. There can be no assurance as to the timing of the License Drop-Down or if the License Drop-Down shall occur at all (in which case, CXR Holdings will not become a Note Guarantor).


COMPETITION; CHANGES IN THE BROADCASTING INDUSTRY

     The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations depends largely upon its audience ratings and its share of the overall advertising revenue within its market. The Company's radio stations compete for listeners directly with other radio stations in their respective markets primarily on the basis of program content that appeals to a target demographic group. By building a strong listener base consisting of a specific demographic in each of its markets, Cox Radio is able to attract advertisers seeking to reach those listeners. The Company's stations compete for advertising revenue directly with other radio stations and with other electronic and print media within their respective markets.

     Factors that are material to a station's competitive position include management experience, the station's audience share rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance, and the number and characteristics of other stations in the market area. Cox Radio attempts to improve its competitive position with promotional campaigns aimed at the demographics targeted by its stations and by sales efforts designed to attract advertisers. Recent changes in the law and in FCC rules and policies have increased the number of radio stations a broadcaster may own in a given market and permit, within limits, joint arrangements with other stations in a market relating to programming, advertising sales, and station operations. Management believes that radio stations that elect to take advantage of these opportunities may, in certain circumstances, have lower operating costs and may be able to offer advertisers more attractive rates and services.


     Although the radio broadcasting industry is highly competitive, some barriers to entry exist. The operation of a radio broadcast station requires a license from the FCC and the number of radio stations that a single entity may own and operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities in that market, as well as by the FCC's multiple ownership rules, which regulate the number of stations that may be owned and controlled by a single entity. The FCC recently adopted rules to implement the use of competitive bidding procedures (auctions) to award licenses or construction permits for new broadcast stations and to resolve pending and future applications by licensees proposing major changes to their existing facilities, where such applications are mutually exclusive with other licensees' applications.



     The Company's stations compete for advertising revenue with other radio stations and with other electronic and print media. Potential advertisers can substitute advertising through broadcast television, cable television systems (which can offer concurrent exposure on a number of cable networks to enlarge the potential audience), daily, weekly, and free-distribution newspapers, other print media, direct mail, and on-line computer services for radio advertising. Competing media commonly target the customers of their competitors, and advertisers regularly shift dollars from radio to these competing media and vice versa. Accordingly, there can be no assurance that any of the Company's stations will be able to maintain or increase its current audience ratings and advertising revenue share. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite digital audio radio service ("satellite DARS" or "SDARS"), and by digital audio broadcasting ("DAB"), and the possible authorization by the FCC of a new service of microbroadcasting (low powered, limited coverage radio stations). DAB and SDARS provide for the delivery by terrestrial or satellite means of multiple new audio programming formats with compact disc quality sound to local and national audiences. The delivery of information through the Internet also could create a new form of competition. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as broadcast television, cable television, audio tapes and compact discs. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

     Cox Radio cannot predict what other matters might be considered in the future by the FCC, nor can it assess in advance what impact, if any, the implementation of any FCC proposals or changes might have on its business.


YEAR 2000 ISSUES AND YEAR 2000 READINESS DISCLOSURE



     The Company recognizes the importance of the Year 2000 issue and is taking a proactive approach intended to facilitate an appropriate transition into the year 2000. The "Year 2000 issue" is the result of computer programs and embedded computer microprocessors being unable to distinguish between the year 1900 and the year 2000, or misinterpreting the date field. Any of the Company's systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. A system or application is deemed "Year 2000 compliant" when it continues to produce understandable, accurate and predictable results which conform to the original functional specifications, regardless of the millennium change.



  State of Readiness



     The Company has implemented a project team utilizing both internal and external resources, including those of majority shareholder, Cox Broadcasting, Inc., to develop its Year 2000 initiative, which may, as necessary, involve upgrading or replacing affected computer systems, software and equipment with embedded chips, and preparing contingency and disaster recovery plans.



     The Company has substantially completed an inventory of current systems and operations to identify any information technology and non-information technology systems (including equipment with embedded chips) that do not properly recognize dates after December 31, 1999. The project team has developed a plan to assess, remediate, test, and, sufficiently in advance of the Year 2000, ascertain that the systems of the Company that are critical to the Company's operations will properly recognize such dates. The plan includes on-site audits at each of the Company's radio stations. The project team has commenced the audit process which is scheduled to be complete by the end of the second quarter of 1999.



     Based on the results of the inventory, the Company began in second quarter of 1998 to remediate noncompliant systems. The Company anticipates that remediation will be complete by the end of third quarter 1999. The Company uses CEI's financial and human resources information systems, which are being tested by CEI.



     The Company has substantially completed a formal communication program with its significant vendors to determine the extent to which the Company is vulnerable to those third parties who fail to remediate their own Year 2000 non-compliance. The Company is to a large degree dependent on vendor remediation and testing of vendor systems. The Company's two most significant vendors are Marketron, which provides the Company's traffic and billing system, and ADP, which provides payroll services. The Company uses Marketron's Version 28 running on DOS 6.2, which Marketron has indicated is Year 2000 compliant and ADP Version
2.5 running on Windows 95, which ADP has indicated is Year 2000 compliant. The Company has not performed its own tests on these systems, and no assurance can be given at this time that these systems are compliant.



  Costs



     As of September 30, 1998, approximately $120,000 of outside consulting costs have been incurred related to the Company's Year 2000 initiative. The Company will incur capital expenditures and internal staff costs as well as additional outside consulting and other expenditures related to this initiative. The Company expects these costs to total approximately $2 million, based on currently available information. Total incremental expenses (including depreciation and amortization) of bringing current systems into compliance, writing off existing non-compliant systems, and capital replacements have not had a material impact on the Company's financial condition to date and are not at present, based on known facts, expected to have a material impact on the Company's financial condition.



  Risks and Most Reasonably Likely Worst Case Scenario



     If systems critical to the Company's operations are not Year 2000 compliant, the most reasonably likely worst case scenario would include service interruptions resulting from failure in electrical power and satellite feeds providing news, weather and syndicated shows for broadcast and failure of equipment with embedded chips including master clocks, studio equipment, transmission equipment and telephone, security and environmental control systems.



     Based on the information currently available, the Company is not aware of any likely Year 2000 non-compliance by the Company or its vendors or customers that will materially affect the Company's business operations; however, the Company does not control the systems of other companies, and cannot assure that such systems will be timely converted and, if not converted, would not have an adverse effect on the Company's business operations. Furthermore, no assurance can be given at this time that any or all of the Company's systems are or will be Year 2000 compliant, or that the ultimate costs required to address the Year 2000 issue or the impact of any failure to achieve substantial Year 2000 compliance by the Company, its vendors or customers will not have a material adverse effect on the Company's financial condition.



     Like most other businesses, the Company is dependent on general service outside vendors including providers of electrical power, telephony, water, fuel for vehicles and other necessary commodities. The Company also relies upon the interstate banking system and related electronic communications for such functions as transmitting financial data from field locations to the home office and sweeping cash into lockboxes. The Company is currently not aware of any material non-compliance by these providers that will materially affect the Company's business operations, however, the Company does not control these systems and cannot assure that they will be converted in a timely fashion and if not converted would not have an adverse effect on the Company's business operations.



  Contingency Plans



     The Year 2000 project team is working with each station to expand and modify existing emergency contingency plans to encompass potential Year 2000 exposures, including increased risk of loss of electrical power, and satellite failures resulting in need for alternate delivery system for programming, potential multiple systems failures and other relevant issues. It is anticipated that contingency plans will be in place for each station by third quarter 1999.

                           LEGISLATION AND REGULATION

     The ownership, operation and sale of radio stations, including those licensed to Cox Radio, are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act of 1934, as amended (the "Communications Act"). Among other things, the FCC assigns frequency bands for broadcasting, determines the particular frequencies, locations and operating power of stations, issues, renews and modifies station licenses, determines whether to approve changes in ownership or control of station licenses, regulates equipment used by stations, adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content, employment practices, and business of stations, and has the power to impose penalties, including license revocations, for violations of its rules or the Communications Act.

     The Telecommunications Act of 1996 (the "1996 Act"), which significantly amended the Communications Act in numerous respects, dramatically changed the ground rules for competition and regulation in virtually all sectors of the telecommunications industry, including broadcasting, local and long-distance telephone services, cable television services and telecommunications equipment manufacturing. In addition, the 1996 Act imposed numerous requirements on the FCC to launch new inquiries and rulemaking proceedings, perhaps 80 in all, involving a multitude of telecommunications issues, including those described herein that will directly affect the broadcast industry. The 1996 Act mandated that such rulemaking proceedings be completed within certain time frames, in some cases as short as six months. Some of these proceedings have been completed while others remain pending.

     Broadcast station licenses are subject to renewal upon application to the FCC. Pursuant to Congress' mandate in the 1996 Act, the FCC adopted a rule extending radio license terms from seven to eight years. All licenses renewed as part of the current renewal cycle will have a term of eight years. The FCC will renew a broadcast license if it determines that the "public convenience, interest or necessity" will be served thereby. Each of the Company's radio stations operates pursuant to one or more licenses issued by the FCC that presently have a maximum term of seven years. The Company's licenses expire at various times through the year 2006. Although Cox Radio has applied or will apply to renew these licenses, third parties may challenge the Company's renewal applications. Historically, Cox Radio's management has not experienced any material difficulty in obtaining renewal from the FCC of any of the broadcast licenses for stations under its control. See "Risk Factors-Government Regulation of the Broadcasting Industry."

                                   MANAGEMENT


     The following table sets forth the name and age of the directors and executive officers of Cox Radio as of November 1, 1998:



                 NAME                    AGE           POSITION WITH COX RADIO
                 ----                    ---           -----------------------
Nicholas D. Trigony....................  58    Chairman of the Board of Directors
Robert F. Neil.........................  39    President and Chief Executive Officer,
                                                 Director
Richard A. Ferguson....................  53    Vice President and Chief Operating
                                                 Officer, Director
Maritza Pichon.........................  44    Chief Financial Officer
Marc W. Morgan.........................  49    Senior Group Vice President
Robert B. Green........................  45    Group Vice President
James T. Morely........................  49    Senior Group Vice President
Richard A. Reis........................  44    Group Vice President
James C. Kennedy.......................  50    Director
David E. Easterly......................  56    Director
Ernest D. Fears, Jr....................  66    Director
Paul M. Hughes.........................  60    Director

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table provides information as of March 18, 1998 with respect to the shares of Class A Common Stock and Class B Common Stock beneficially owned by each person known by the Company to own more than 5% of any class of the outstanding voting securities of the Company.

                                                                         PERCENT OF     PERCENT OF VOTE
                                            CLASS A        CLASS B        CLASS OF     OF ALL CLASSES OF
NAME OF BENEFICIAL OWNER                  COMMON STOCK   COMMON STOCK   COMMON STOCK     COMMON STOCK
------------------------                  ------------   ------------   ------------   -----------------
Cox Enterprises, Inc.(1)(2)(3)..........          --      19,577,672       100.00%           95.67%
J.&W. Seligman & Co. Incorporated(4)....   1,189,000              --        13.41             0.58
Baron Capital Group, Inc.(5)............     920,000              --        10.37             0.45
Massachusetts Financial Services
  Company(6)............................     864,600              --         9.75             0.42
College Retirement Equities Fund(7).....     636,800              --         7.18             0.31
Mellon Bank Corporation(8)..............     458,250              --         5.17             0.22

---------------

(1) The address for CEI is 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319.
(2) All the shares of Common Stock of the Company that are beneficially owned by CEI are held of record by Cox Broadcasting. Cox Broadcasting holds 19,577,672 shares of Class B Common Stock that are convertible into the same number of shares of Class A Common Stock. All the shares of outstanding capital stock of Cox Broadcasting are beneficially owned by Cox Holdings, Inc., and all of the shares of outstanding capital stock of Cox Holdings, Inc. are beneficially owned by CEI. The beneficial ownership of the outstanding capital stock of CEI is described in footnote (3) below.
(3) There are 202,448,312 shares of common stock of CEI outstanding, with respect to which (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%); (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%); (iii) Barbara Cox Anthony, Anne Cox Chambers and Richard L. Braunstein, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 82,745,685 shares (40.9%); and (iv) 244 individuals and trusts exercise beneficial ownership over the remaining 3,069,783 shares (1.5%). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise sole or shared beneficial ownership over 199,378,529 shares (98.5%) of the common stock of CEI. In addition, Garner Anthony, the husband of Barbara Cox Anthony, holds beneficially and of record 14,578 shares of common stock of CEI. Barbara Cox Anthony disclaims beneficial ownership of such shares. Barbara Cox Anthony and Anne Cox Chambers are the mother and aunt, respectively, of James C. Kennedy, the Chairman of the Board of Directors and Chief Executive Officer of CEI and a director of the Company.
(4) The information contained in this table with respect to J.&W. Seligman & Co. Incorporated is based on a Schedule 13G reporting ownership as of January 31, 1998 by J.&W. Seligman & Co. Incorporated; William C. Morris; and Seligman Communications & Information Fund, Inc. The address for the reporting persons is 100 Park Avenue, New York, New York 10017.
(5) The information contained in this table with respect to Baron Capital Group, Inc. is based on a joint filing on Schedule 13G reporting ownership as of December 31, 1997 by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., Baron Asset Fund, and Ronald Baron. The address for each of the reporting parties is 767 Fifth Avenue, 24th Floor, New York, New York 10153.
(6) The information contained in this table with respect to Massachusetts Financial Services Company is based on a filing on Schedule 13G reporting ownership as of December 31, 1997. The address for the reporting person is 500 Boylston Street, Boston, Massachusetts 02116.
(7) The information contained in this table with respect to College Retirement Equities Fund is based on a joint filing on Schedule 13G reporting ownership as of December 31, 1997 by College Retirement Equities Fund and TIAA-CREF Mutual Funds. The address for each reporting party is 730 Third Avenue, New York, New York 10017.
(8) The information contained in this table with respect to Mellon Bank Corporation is based on a joint filing on Schedule 13G reporting ownership as of December 31, 1997 by the following direct or indirect subsidiaries of Mellon Bank Corporation: Boston Safe Deposit and Trust Company; Mellon Bank, N.A.; Mellon Capital Management Corporation; Mellon Equity Associates; The Boston Company Asset Management, Inc.; The Dreyfus Corporation; Boston Group Holdings, Inc.; The Boston Company, Inc.; and MBC Investment Corporation. The address of Mellon Bank Corporation and for all reporting persons is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE CREDIT AGREEMENT


     On March 7, 1997, Cox Radio entered into a $300 million, five-year, senior, unsecured revolving credit facility (the "Credit Agreement") with certain guarantors and banks, including Chase Bank of Texas, N.A. (formerly Texas Commerce Bank National Association), as Administrative Agent, NationsBank of Texas, N.A., as Syndications Agent, and Citibank, N.A., as Documentation Agent. The loan proceeds were used to finance the payment of the consideration payable in the NewCity Acquisition, repay certain secured debt of NewCity and finance certain acquisitions. The remaining credit availability may be used to finance additional acquisitions and for other corporate purposes. The Credit Agreement has restrictions on the payment of dividends, certain mergers, consolidations or dispositions of assets and establishes limitations on, among other things, additional indebtedness and transactions with affiliates. The total principal amount outstanding under the Credit Agreement was $100.0 million as of June 30, 1998 and the weighted average per annum interest rate applicable to borrowings thereunder for the six months ended June 30, 1998 was 6.5%. Future borrowings under the Credit Agreement will accrue interest at the London Interbank Offered Rate plus a specified margin.


THE CEI CREDIT FACILITY

     The Company has entered into a revolving credit facility with CEI (the "CEI Credit Facility"). Borrowings by the Company under the CEI Credit Facility are typically repaid by the Company within 30 days. Borrowings under the CEI Credit Facility accrue interest at CEI's commercial paper rate plus .40%. As of June 30, 1998, no amounts were outstanding under the CEI Credit Facility.

ADDITIONAL FINANCING

     The Company expects to enter into a new credit facility pursuant to which the lenders thereunder would commit to lend $100 million to the Company on a revolving basis for acquisitions and general corporate purposes. Loans pursuant to such commitment are expected to bear interest on terms similar to the terms of the Credit Agreement.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Company on May 26, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers pursuant to Rule 144A under the Securities Act. As a condition of the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company has agreed, for the benefit of the holders of the Old Notes, at the Company's cost, to use its best efforts to (i) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the date of the original issuance of the Old Notes and (ii) keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes. For each 2003 Old Note validly tendered pursuant to the Exchange Offer and not validly withdrawn by the holder thereof, the holder of such 2003 Old Note will receive a 2003 New Note having a principal amount equal to that of the surrendered 2003 Old Note and for each 2005 Old Note validly tendered pursuant to the Exchange Offer and not validly withdrawn by the holder thereof, the holder of such 2005 Old Note will receive a 2005 New Note having a principal amount equal to that of the surrendered 2005 Old Note.

     Based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a broker-dealer, as set forth below, or any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "The Exchange Offer -- Resale of the New Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met and that such holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. Each Participating Broker-Dealer must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealer (other than an affiliate of the Company) in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (May 13, 1988) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company. No affiliate of the Company may rely on such no-action letters and any such affiliate must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


     As contemplated by the above-mentioned no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in a distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or any other person participates in the Exchange Offer for the purpose of distributing the New Notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on such no-action letters. As indicated above, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the New Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for resales by Participating Broker-Dealers, see "Plan of Distribution."


     The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.

     If, because of any change in law, regulation or in the applicable interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer or, for any reason, the Exchange Offer Registration Statement is not declared effective within 180 days after the date of issuance of the Old Notes or in certain other circumstances, then the Company shall use its best efforts to (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") covering the Old Notes, (b) cause the shelf registration statement to be declared effective under the Securities Act and (c) keep the shelf registration statement effective until the earlier of two years after the initial sale of the Old Notes to the Initial Purchasers or such time as all of the applicable Old Notes have been sold thereunder or otherwise cease to be registrable securities within the meaning of the Registration Rights Agreement.


     The Company will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of the Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions set forth below.


     Each holder will be deemed to have agreed that, upon receipt of notice from the Company of the occurrence of any event which makes any statement in the prospectus which is part of the Shelf Registration Statement (or, in the case of Participating Broker-Dealers, the prospectus which is part of the Exchange Offer Registration Statement) untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading or of certain other events specified in the Registration Rights Agreement, such holder (or Participating Broker-Dealer, as the case may be) will suspend the sale of Old Notes pursuant to such prospectus until the Company has amended or supplemented such prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such holder (or Participating Broker-Dealer, as the case may be) or the Company has given notice that the sale of the Notes may be resumed.

     If the Company shall give such notice to suspend the sale of the Old Notes, it shall extend the relevant period referred to above during which the Company and the Note Guarantors, if any, are required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use the prospectus included in the Exchange Offer Registration Statement in connection with the resale of New Notes) by the number of days during the period from and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Notes or to and including the date on which the Company has given notice that the sale of Notes may be resumed.

     If the Company or any Note Guarantor, if any, fails to comply with the Registration Rights Agreement or if the Exchange Offer Registration Statement or the Shelf Registration Statement fails to become effective, then liquidated damages (the "Liquidated Damages") shall become payable in respect of the Notes as follows:


          (i) If neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is declared effective by the Commission on or prior to the 180th day after the Closing Date (in the case of an Exchange Offer Registration Statement) or on or prior to the later of (A) the 40th day after the date such Registration Statement was required to be filed and (B) the 180th day after the Closing Date (in the case of a Shelf Registration Statement), then Liquidated Damages shall accrue on the principal amount of the Notes at a rate of 0.25% per annum; or



          (ii) if (A) the Company has not exchanged the New Notes for all Old Notes validly tendered or any Note Guarantor has not executed a New Note Guarantee, if any, in respect of such New Notes, in accordance with the terms of the Exchange Offer on or prior to the 45th day after the date on which the Exchange Offer Registration Statement was declared effective or
     (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective or usable for resales at any time prior to the second anniversary of the Closing Date (other than after such time as all Notes have been disposed of thereunder or otherwise cease to be registrable securities within the meaning of the Registration Rights Agreement), then Liquidated Damages shall accrue on the principal amount of the Notes at a rate of 0.25% per annum, commencing on (x) the 46th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective or useable for resales, in the case of (B) above;



provided, however, that the Liquidated Damages rate on the principal amount of Notes may not exceed in the aggregate 0.25% per annum; provided, further, however, that (1) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above),
(2) upon the exchange of New Notes for all Old Notes validly tendered and execution by each Note Guarantor of a Note Guarantee, if any, in respect thereof (in the case of clause (ii) (A) above) or upon the effectiveness or availability of the Shelf Registration Statement which had ceased to remain effective or useable for resales (in the case of clause (ii) (B) above), then Liquidated Damages on the principal amount of Old Notes as a result of such clause (or the relevant subclause thereof) shall cease to accrue.


     Any amounts of Liquidated Damages due pursuant to the foregoing paragraphs will be payable in cash on May 15 and November 15 of each year to the holders of record on the last day of the month preceding the month in which the relevant payment date falls.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of 2003 New Notes in exchange for each $1,000 principal amount of 2003 Old Notes and $1,000 principal amount of 2005 New Notes in exchange for each $1,000 principal amount of 2005 Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.


     The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The New Notes will evidence the same debts as the Old Notes (which they replace) and will be entitled to the benefits of the Indenture. The forms and terms of any New Note Guarantee, if any, will be the same in all material respects as the guarantees in respect of the Old Notes.



     As of the date of this Prospectus, $200,000,000 aggregate principal amount of Old Notes are outstanding. The Company has fixed the close of business on November 12, 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.


     Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on December 14, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal or transmit an Agent's Message (as defined below) in connection with a book-entry transfer, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or Agent's Message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal or Agent's Message, and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent prior to the Expiration Date along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     DTC has authorized DTC participants that hold Old Notes on behalf of beneficial owners of Old Notes through DTC to tender their Old Notes as if they were holders. To effect a tender of Old Notes, DTC participants should either
(i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof), have the signature thereon guaranteed if required by the instructions to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such manually signed facsimile) to the Exchange Agent pursuant to the procedure set forth in "Procedures for Tendering" or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "-- Book-Entry Transfer."


     By executing the Letter of Transmittal or Agent's Message, each holder will make to the Company the representations set forth above under the heading
"-- Purpose and Effect of the Exchange Offer."


     The tender by a holder and the acceptance thereof by the Company will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or Agent's Message.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered

(i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").


     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of its authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, the issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or Agent's Message and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the Expiration Date.

BOOK-ENTRY TRANSFER

     The Exchange Agent will establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this Prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Old Notes may make a book-entry tender of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although tender of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth below under the caption "Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The confirmation of book-entry transfer of Old Notes into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Old Notes stating (i) the aggregate principal amount of Old Notes which have been tendered by such participant, (ii) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) that the Company may enforce such agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) (or in the case of a book-entry transfer, an Agent's Message) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited),
(iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the Expiration Date, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


      By Registered or Certified Mail:                     By Overnight Courier:
            The Bank of New York                           The Bank of New York
             101 Barclay Street                             101 Barclay Street
                Floor 7 East                                   Ground Level
          New York, New York 10286                    Corporate Trust Services Window
      Attention: Reorganization Section                  New York, New York 10286
                                                     Attention: Reorganization Section

                  By Hand:                        By Facsimile Transmission (For Eligible
                                                            Institutions Only)
            The Bank of New York                              (212) 815-6339
             101 Barclay Street
                Ground Level
       Corporate Trust Services Window
          New York, New York 10286
      Attention: Reorganization Section


                             Confirm by Telephone:

                               Christopher Davis


                                 (212) 815-4997


DELIVERY TO AN ADDRESS OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to "qualified institutional buyers"

(as defined in Rule 144A under the Securities Act) in compliance with Rule 144A,
(ii) to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that, prior to such transfer, furnish to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Old Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iii) outside the United States in compliance with Rule 904 under the Securities Act,
(iv) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.


RESALE OF THE NEW NOTES


     Based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a broker-dealer, as set forth below, or any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "The Exchange Offer -- Resale of the New Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met and that such holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealer (other than an affiliate of the Company) in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely on the position of the staff of the Commission enunciated in such no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company. No affiliate of the Company may rely on such no-action letters and any such affiliate must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.



     The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.

                            DESCRIPTION OF THE NOTES

GENERAL

     Each of the 2003 New Notes and the 2005 New Notes, like the Old Notes, will be a separate series of securities issued under the Indenture, dated as of May 26, 1998 (the "Indenture"), among the Company, the Initial Note Guarantors (as defined herein) and The Bank of New York, as trustee (the "Trustee"). Copies of the Indenture are available upon request from the Company. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference.

     The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes (which they replace) except that (i) the issuance of the New Notes have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof, and (ii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Certain definitions of terms used in the following summary are set forth under "-- Certain Definitions" below. The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes."

     The 2003 New Notes and the 2005 New Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with all other existing and future unsubordinated unsecured obligations of the Company, initially limited to $100 million and $100 million aggregate principal amount, respectively, and will mature on May 15, 2003 and May 15, 2005, respectively, unless previously redeemed.


     Interest on the New Notes will accrue at the rates shown on the front cover of this Prospectus from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on April 30 or October 31 immediately preceding the Interest Payment Date) on May 15 and November 15 of each year. Principal of, and premium, if any, and interest on, the Notes will be payable at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the principal corporate trust office of the Trustee at 101 Barclay Street, Floor 21W, New York, New York 10286); provided, that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register. Interest will be computed on the basis of a 360-day year of twelve 30-day months.


     The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 principal amount and any integral multiple thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The New Notes offered hereby, the Old Notes and any such additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

     The New Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) the sum, as determined by the Quotation Agent (as defined herein), of the present values of the principal amount and the remaining scheduled payments of interest on the Notes to be redeemed from the redemption date to May 15, 2003 in the case of the 2003 New Notes and May 15, 2005 in the case of the 2005 New Notes (the "Remaining Life"), in each case, discounted on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate (as defined herein) plus 10 basis points in the case of the 2003 New Notes and 15 basis points in the case of the 2005 New Notes, plus in either case, accrued interest thereon to the date of redemption.

     If money sufficient to pay the redemption price of and accrued interest on all of the Notes of a particular series (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or a Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life of the Notes to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date, the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the Company. "Reference Treasury Dealer" means (i) NationsBanc Montgomery Securities LLC, Chase Securities Inc. and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if the foregoing shall cease to be primary U.S. Government securities dealers in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

NOTE GUARANTEES


     The Indenture requires the Company to cause each of its Subsidiaries that guarantee, on the date hereof or in the future, indebtedness under the Credit Agreement and indebtedness under any future senior unsecured credit facility between the Company and the third party lenders thereunder to fully and unconditionally guarantee, as primary obligors and not merely as sureties, pursuant to a Note Guarantee, on an unsubordinated, unsecured basis, the due and punctual payment of the principal of, interest on and other amounts payable under the Notes, when and if the same shall become due and payable, whether at stated maturity, by declaration of acceleration, upon redemption or otherwise; provided, however, that in the event that any such Subsidiary is released from its guarantee of indebtedness under the Credit Agreement or such future credit facility, then such Subsidiary will also be immediately released from its obligations under its Note Guarantee without further action by any party. The Old Notes were initially guaranteed by WSB and WHIO. WSB and WHIO were merged with and into Cox Radio on November 10, 1998 and November 1, 1998, respectively (collectively, the "Mergers"), and, therefore, no longer guarantee indebtedness under the Credit Agreement or any other senior unsecured credit facility between the Company and third party lenders.

Consequently, WSB and WHIO no longer guarantee the due and punctual payment of the principal or interest on or other amounts payable under the Notes. If the License Drop-Down is consummated, CXR Holdings will become a Note Guarantor; however, there can be no assurance that the License Drop-Down will be consummated by any particular date or at all.



     Each Note Guarantee, if any, will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering such Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting creditors' rights generally.


CERTAIN COVENANTS

     The Indenture contains certain covenants including, among others, the following:

          Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Lien (other than Permitted Liens) on Restricted Property to secure the payment of Indebtedness of the Company or any Restricted Subsidiary if, immediately after the creation, incurrence or assumption of such Lien, the aggregate outstanding principal amount of all Indebtedness of the Company and the Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on Restricted Property would exceed the greater of (i) $30 million or (ii) 15% of the aggregate outstanding principal amount of all Indebtedness of the Company and the Restricted Subsidiaries (whether or not so secured), unless effective provision is made whereby the Notes (together with, if the Company shall so determine, any other Indebtedness ranking equally with the Notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) such Indebtedness (but only for so long as such Indebtedness is so secured). The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;
     (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or another Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be incurred under the "Limitation on Indebtedness of Restricted Subsidiaries" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens securing Indebtedness permitted under the "Limitation on Indebtedness of Restricted Subsidiaries" covenant; or (vii) Permitted Liens.

          Limitation on Indebtedness of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to incur any Indebtedness if, immediately after the incurrence or assumption of such Indebtedness, the aggregate outstanding principal amount of all Indebtedness of the Restricted Subsidiaries would exceed the greater of (i) $30 million or (ii) 15% of the aggregate outstanding principal amount of all Indebtedness of the Company and the Restricted Subsidiaries; provided that, in any event, a Restricted Subsidiary may incur Indebtedness to extend, renew or replace Indebtedness of such Restricted Subsidiary to the extent that the principal amount of the Indebtedness so incurred does not exceed the principal amount of the Indebtedness extended, renewed or replaced thereby immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable thereon.

          Designation of Subsidiaries. The Company may designate a Restricted Subsidiary as an Unrestricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary at any time, provided that (i) immediately after giving effect to such designation, the Leverage Ratio of the Restricted Group is not greater than 7:1 and the Company and the Restricted Subsidiaries are in compliance with the "Limitation on Liens" and "Limitation on Indebtedness of Restricted Subsidiaries" covenants, and
     (ii) an Officers' Certificate with respect to such designation is delivered to the Trustee within 75 days after the end of the fiscal quarter of the Company in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Company's fiscal year, within

     120 days after the end of such fiscal year), which Officers' Certificate shall state the effective date of such designation.

          Mergers or Sales of Assets. The Indenture will provide that neither the Company nor any Note Guarantor may merge into or consolidate with another corporation or sell or lease all or substantially all its assets to another corporation unless (i) either (A) the Company or such Note Guarantor is the surviving corporation or (B) the resulting, surviving or transferee corporation is organized under the laws of a state of the United States or the District of Columbia and expressly assumes all obligations under the Notes or the Note Guarantees, as applicable, and all other applicable covenants and conditions of the Indenture, and (ii) immediately after and giving effect to such transaction, no Event of Default has occurred.

     The Indenture will not contain any provisions affording holders of Notes any additional protection in the event that the Company enters into a highly leveraged transaction.

DEFINITIONS

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person where such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Closing Date" means the date on which the Old Notes were originally issued under the Indenture.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "GAAP" means such accounting principles as are generally accepted in the United States of America as of the date or time of any particular computation.

     "Indebtedness" means, without duplication, with respect to any Person: (i) any indebtedness of such Person (A) for borrowed money or (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (ii) any guarantee by such Person of any indebtedness of others described in the preceding clause (i); and (iii) any amendment, extension, renewal or refunding of any such indebtedness or guarantee. The term "Indebtedness" excludes (i) any indebtedness of the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary, (ii) any guarantee by the Company or any Restricted Subsidiary of indebtedness of the Company or another Restricted Subsidiary, (iii) trade accounts payable, (iv) money borrowed and set aside at the time of the incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness so long as such money is held to secure the payment of such interest, (v) liabilities for federal, state, local or other taxes and (vi) letters of credit, performance bonds and similar obligations issued in favor of governmental authorities as a term of any governmental franchise, license, permit or authorization held by such Person or any of its Subsidiaries. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. The amount of Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Leverage Ratio" with respect to the Restricted Group means, as of the date of and after giving effect to any designation of an Unrestricted Subsidiary as a Restricted Subsidiary or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, in each case in accordance with the "Designation of Subsidiaries" covenant, the ratio of (i) the aggregate outstanding principal amount of all Indebtedness of the Restricted Group as of such date to (ii) the product of four times the Restricted Group Cash Flow for the most recent full fiscal quarter for which financial information is available on such date; provided that, in making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness to be incurred or repaid on the date of incurrence of any Indebtedness (the "Transaction Date"); (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the fiscal quarter through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period and, in the case of any Asset Acquisition, giving pro forma effect to any cost reductions the Company anticipates if the Company delivers to the Trustee an officer's certificate executed by the Chief Financial Officer of the Company certifying to and describing and quantifying with reasonable specificity the cost reductions expected to be attained within the first year after such Asset Acquisition; and (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the fiscal quarter immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Permitted Liens" means: (i) Liens for taxes, assessments, governmental charges or claims that are not yet delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations (including obligations under franchise agreements), bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness incurred, in accordance with the "Limitation on Indebtedness of Restricted Subsidiaries" covenant to finance the cost (including the cost of design, development, acquisition, installation, integration, improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (viii) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (ix) Liens in favor of the Company or any Restricted Subsidiary; (x) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xi) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xiii) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xiv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with industry practice; (xv) Liens resulting from deposits made in connection with any proposed Asset Acquisition; provided that such deposit does not exceed 10% of the estimated purchase price for such Asset Acquisition; and (xvi) Liens on or sales of receivables, including related intangible assets and proceeds thereof where, in the good faith determination of the Company, the Company has received the fair market value of such receivables.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Principal Property" means, as of any date of determination, any property or assets owned by any Restricted Subsidiary other than (i) any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Restricted Subsidiaries taken as a whole and (ii) any shares of any class of stock or any other security of any Unrestricted Subsidiary.

     "Restricted Group" means, as of any date of determination, the Company and the Restricted Subsidiaries as of such date.

     "Restricted Property" means, as of any date of determination, any Principal Property and any shares of stock of a Restricted Subsidiary owned by the Company or a Restricted Subsidiary.

     "Restricted Subsidiary" means each Subsidiary of the Company other than the Unrestricted Subsidiaries.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that has been designated as an Unrestricted Subsidiary as permitted by the covenant described under "Designation of Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted thereby and (ii) each Subsidiary of any Unrestricted Subsidiary.

DEFAULTS

     An Event of Default with respect to the Notes of any series is defined in the Indenture as (i) a default in the payment of interest on such Notes when due, continued for 30 days, (ii) a default in the payment of principal of, or premium, if any, on, any such Note when due at its Stated Maturity, upon optional redemption, upon declaration or otherwise, (iii) the failure by the Company or the Note Guarantors to comply with their respective obligations under "-- Certain Covenants -- Mergers or Sales of Assets" above, (iv) the failure by the Company to comply within 60 days after notice with any of its other agreements contained in the Indenture, including its obligations under the covenants described above in "-- Certain Covenants" under "-- Limitation on Liens," "-- Limitation on Indebtedness of Restricted Subsidiaries" or
"-- Designation of Subsidiaries," (v) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds the greater of $25 million or 30% of the aggregate outstanding principal amount of all Indebtedness of the Company and the Restricted Subsidiaries, (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Restricted Subsidiary (the "bankruptcy provisions") or (vii) the Company or any Restricted Subsidiary shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $25 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith. However, a default under clause (iv) with respect to the 2003 New Notes or the 2005 New Notes will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes of such series notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default (other than one relating to the bankruptcy provisions) occurs and is continuing with respect to the 2003 New Notes or the 2005 New Notes, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes of such series may declare the principal of and accrued but unpaid interest on all such Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of the outstanding 2003 New Notes or 2005 New Notes, as the case may be, may rescind any such acceleration with respect to such Notes and its consequences. If an Event of Default relating to the bankruptcy provisions occurs and is continuing, the principal of and interest on all such Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of such Notes.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing thereunder, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of the holders of any Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding 2003 New Notes or 2005 New Notes, as applicable, have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of such outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the 2003 New Notes or 2005 New Notes, as the case may be, are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the applicable Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of such Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

MODIFICATION AND WAIVER

     Modification and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding of any series affected thereby (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with such a consent of the holders of a majority in principal amount of such Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (a) change the Stated Maturity of the principal of, or any premium or installment of interest on, or any Liquidated Damages payable in respect of, any Note, (b) reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any Liquidated Damages with respect to, or any premium payable upon redemption of, any Note, (c) change the obligation of the Company to pay Liquidated Damages with respect to any Note or reduce the amount of any Note provable in bankruptcy, (d) change the redemption provisions of any Note, (e) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any Liquidated Damages with respect to any Note is payable, (f) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Note (or, in the case of redemption, on or after the Redemption Date), (g) reduce the percentage and principal amount of the outstanding Notes, the consent of whose holders is required in order to take certain actions, (h) reduce the requirements for quorum or voting by holders of the Notes, (i) modify any of the provisions of the Indenture regarding the waiver of past defaults or the waiver of certain covenants by the holders of the Notes except to increase any percentage vote required or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder or each Note affected thereby, (j) make any changes that adversely affect the right to exchange any Note for other securities in accordance with its terms, or (k) modify any of the above provisions. The Indenture may be amended or supplemented without the consent of any holder of a Note (i) to cure any ambiguity, defect or inconsistency in the Indenture or in the Notes of any series; (ii) to provide the assumption of all the obligations of the Company under the Notes or any Note Guarantor under its Note Guarantee and, in each case, the Indenture by any corporation in connection with a merger, consolidation, transfer or lease of such entity's property and assets as an entirety or substantially as an entirety, as provided for in the Indenture; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iv) to make any change that does not adversely affect the rights of any holder of Notes;

(v) to provide for the issuance of and establish the form and terms and conditions of a series of Notes or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Notes; (vi) to add to rights of holders of Notes; or (vii) to secure any Notes as provided under "-- Certain Covenants -- Limitation on Liens" above.

     The holders of a majority in aggregate principal amount of the Notes of any series may, on behalf of the holders of all Notes of such series, waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of Notes of any series may, on behalf of all holders of Notes of such series, waive any past default and its consequences under the Indenture with respect to the Notes of such series, except a default (a) in the payment of principal of (or premium, if any) or any interest on or any Liquidated Damages with respect to Notes of such series or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Note of any series.

     Under the Indenture, the Company and the Note Guarantors are required to furnish the Trustee annually a statement as to the performance by the Company and the Note Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to deliver to the Trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the related Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of such Notes, or any defect therein, will not impair or affect the validity of the amendment.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may discharge certain obligations to holders of any series of Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such Notes with respect to principal (and premium, if any) and interest to the date of such deposit (if such Notes have become due and payable) or to the Maturity thereof as the case may be.

     The Indenture provides that, unless the following provisions are made inapplicable to the Notes of or within any series, the Company may elect either
(a) to defease and be discharged from any and all obligations with respect to such Notes (except for, among other things, the obligation to pay Liquidated Damages, if any, and other obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency with respect to such Notes and to hold moneys for payment in trust) ("defeasance"), or (b) to be released from its obligations with respect to such Notes under the covenants described under "Certain Covenants -- Limitation on Liens" and "-- Limitation on Indebtedness of Restricted Subsidiaries" above and its obligations with respect to any other specified covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Notes ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by the Company with the Trustee, in trust of an amount in U.S. dollars or Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Notes on the scheduled due date therefor.

     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound,
(ii) no Event of Default or event which with notice or lapse of time or bother would become an Event of Default with respect to the Notes to be defeased shall have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (iii) the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the Company, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture.

     "Government Obligations" means securities which are (i) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in the case of clauses (i) and(ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt.

     In the event the Company effects covenant defeasance with respect to any Notes and such Notes are declared due and payable because of the occurrence of any Event of Default other than an Event of Default relating to a breach of the related covenant (which would no longer be applicable to such Notes after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Notes at the time of the Stated Maturity but may not be sufficient to pay amounts due on such Notes at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

FORM, DENOMINATION AND REGISTRATION

     Old Notes will be exchanged for one or more permanent global New Notes in definitive, fully registered form without interest coupons (each a "Global Note"; and collectively, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC. The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof thereafter.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC or its nominee is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein).

     Payment on Global Notes will be made to DTC or its nominee, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee will credit direct participants' accounts on the payment date with payments in respect of a Global
Note in amounts proportionate to their respective beneficial interest in the principal amount of such Global Note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payment date. The Company also expects that payments by participants to owners of beneficial interest in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

     The Company believes that it is the policy of DTC that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

     The Indenture provides that if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository or if the Depository ceases to be eligible under the Indenture and a successor depository is not appointed by the Company within 90 days, (ii) the Company determines that the Notes of any series shall no longer be represented by Global Notes and executes and delivers to the Trustee a Company Order to such effect or (iii) an Event of Default with respect to the Notes of any series shall have occurred and be continuing, the Global Notes will be exchanged for Notes in certificated form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such certificated Notes shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from participants with respect to ownership of beneficial interests in Global Notes.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants through book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Note Guarantors and the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CONCERNING THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture (the "Trustee") and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of such Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the Notes, but is not purported to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. Unless otherwise specifically noted, this summary applies only to those persons that hold the Notes as capital assets within the meaning of Section 1221 of the Code. This discussion assumes that the Notes will be treated as indebtedness for United States federal income tax purposes.


     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE TAX CONSEQUENCES TO TAXPAYERS WHO ARE SUBJECT TO SPECIAL RULES (SUCH AS FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, S CORPORATIONS, REGULATED INVESTMENT COMPANIES, REAL ESTATE INVESTMENT TRUSTS, BROKER-DEALERS, TAXPAYERS SUBJECT TO THE ALTERNATIVE MINIMUM TAX AND PERSONS THAT WILL HOLD THE NOTES AS PART OF A POSITION IN A "STRADDLE" OR AS PART OF A "CONSTRUCTIVE SALE" OR A "HEDGING" OR "CONVERSION" TRANSACTION) OR ADDRESS ASPECTS OF FEDERAL TAXATION THAT MIGHT BE RELEVANT TO A PROSPECTIVE INVESTOR BASED UPON SUCH INVESTOR'S PARTICULAR TAX SITUATION. THIS SUMMARY DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE NOTES (INCLUDING THE INVESTOR'S STATUS AS A UNITED STATES HOLDER OR A NON-UNITED STATES HOLDER), AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

EFFECT OF EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES


     The Company believes that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, holders will not recognize any taxable gain or loss or any interest income as a result of exchanging Old Notes for New Notes pursuant to the Exchange Offer. The holding period of the New Notes will include the holding period of the Old Notes, and the basis of the New Notes will equal the basis of the Old Notes immediately before the exchange.


UNITED STATES HOLDERS

  General

     The following is a general discussion of certain United States federal income tax consequences of the ownership and sale or other disposition of the Notes by a beneficial owner that, for United States federal income tax purposes, is a "United States person" (a "United States Holder"). For purposes of this discussion, a "United States person" means a citizen or individual resident (as defined in Section 7701(b) of the Code) of the United States; a corporation or partnership (including any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations provide otherwise; an estate the income of which is subject to United States federal income tax without regard to its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered United States persons.

  Payments of Interest

     Payments of interest on a Note generally will be taxable to a United States Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the United States Holder's regular method of tax accounting).

  Amortizable Bond Premium

     A United States Holder that purchases a Note for an amount in excess of its principal amount will be considered to have purchased the Note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of the Note (or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date). The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "Service").

  Market Discount

     If a United States Holder purchases, subsequent to its original issuance, a Note for an amount that is less than its stated redemption price at maturity, the amount of the difference generally will be treated as "market discount," unless such difference is less than a specified de minimis amount. The United States Holder will be required to treat any gain recognized on the sale, exchange, redemption, retirement or other disposition of the Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, the United States Holder may be required to defer, until the maturity date of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue market discount on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (under either the ratable or constant interest method). This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Service. If the United States Holder of a Note makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments, would not apply.

  Sale, Exchange or Redemption of the Notes


     Generally, a sale, exchange or redemption of the Notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the United States Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a Note will initially equal the cost of the Note to such Holder and will be increased by any market discount previously included in income by such United States Holder, and decreased by any amortized premium previously deducted from income by the United States Holder. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the Note was held by the United States Holder for more than one year, otherwise such gain or loss will be short-term.



     United States Holders that are corporations will generally be taxed on net capital gains at a maximum rate of 35%. In contrast, United States Holders that are individuals will generally be taxed on net capital gains at a maximum rate of (i) 39.6% for property held 12 months or less, and (ii) 20% for property held more than 12 months. Special rules (and generally lower maximum rates) apply for individuals in lower tax brackets. Any capital losses realized by a United States Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a United States Holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.



FOREIGN HOLDERS


     The following is a general discussion of certain United States federal income and estate and gift tax consequences of the ownership and sale or other disposition of the Notes by any beneficial owner of a Note that is not a United States Holder (a "Non-United States Holder"). Resident alien individuals will be subject to United States federal income tax with respect to the Notes as if they were United States Holders.

  Interest

     Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest paid on the Notes to a Non-United States Holder will not be subject to the normal 30% United States federal withholding tax; provided that (i) the interest is "effectively connected with the conduct of a trade or business in the United States" by the Non-United States Holder and the Non-United States Holder timely furnishes the Company with two duly executed copies of Internal Revenue Service Form 4224 (or any successor form), or (ii) all of the following conditions of the portfolio interest exception (the "Portfolio Interest Exception") are met: (A) the Non-United States Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (B) the Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, (C) the Non-United States Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (D) either (1) the Non-United States Holder certifies to the Company or its agent, under penalties of perjury, that it is a

Non-United States Holder and provides its name and address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Notes in such capacity, certifies to the Company or its agent, under penalties of perjury, that such statement has been received from the beneficial owner of the Notes by it or by a Financial Institution between it and the beneficial owner and furnishes the Company or its agent with a copy thereof. The foregoing certification may be provided by the Non-United States Holder on Internal Revenue Service Form W-8 (or any successor form). Such certificate is effective with respect to payments of interest made after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.

     On October 14, 1997, the final regulations were published in the Federal Register (the "1997 Final Regulations") that affect the United States federal income taxation of Non-United States Holders. The 1997 Final Regulations are effective for payments after December 31, 1999, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules discussed below. The discussion under this heading and under "Backup Withholding Tax and Information Reporting," below, is not intended to be a complete discussion of the provisions of the 1997 Final Regulations. Prospective Holders of the Notes are urged to consult their tax advisors concerning the tax consequences of their investment in light of the 1997 Final Regulations.


     The 1997 Final Regulations provide documentation procedures designed to simplify compliance by withholding agents. The 1997 Final Regulations generally do not affect the documentation rules described above, but add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a "qualified intermediary" (as defined below) on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described above. Qualified intermediaries include: (i) foreign financial institutions or foreign clearing organizations (other than a United States branch or United States office of such institution or organization), or
(ii) foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations, which, as to both (i) and (ii), have entered into withholding agreements with the Service. In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised Internal Revenue Service Form W-8 (discussed below), from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent (including the receipt of withholding certificates, the payment of amounts of income subject to withholding and the deposit of tax withheld), provided that certain conditions are met.


     For purposes of the certification requirements, the 1997 Final Regulations generally treat as the beneficial owners of payments on a Note those persons that, under United States federal income tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above (unless the partnership has entered into a special agreement with the Service). A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The 1997 Final Regulations provide certain presumptions with respect to withholding for Holders not furnishing the required certifications to qualify for the withholding tax exemption described above. In addition, the 1997 Final Regulations will replace a number of current tax certification forms (including Internal Revenue Service Form W-8) with a single, revised Internal Revenue Service Form W-8 (which, in certain circumstances, requires information in addition to that previously required). Under the 1997 Final Regulations, this revised Form W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed.

     The 1997 Final Regulations provide transition rules concerning existing certificates, such as Internal Revenue Service Form W-8. Valid withholding certificates that are held on December 31, 1999 will generally remain valid until the earlier of December 31, 2000 or the date of their expiration. Existing certificates that expire in 1999 will not be effective after their expiration. Certificates dated prior to January 1, 1998 will generally remain valid until the end of 1998, irrespective of the fact that their validity expires during 1998.

     In the event that the interest paid on the Notes is effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder, the Non-United States Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons in essentially the same manner as if the Notes were held by a United States person, as discussed above. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

     If the interest on the Notes is not "effectively connected" and does not qualify for the Portfolio Interest Exception, then the interest will be subject to United States federal withholding tax at a flat rate of 30% (or a lower applicable income tax treaty rate upon delivery of the appropriate certification of eligibility for treaty benefits).

  Gain on Sale or Other Disposition

     Subject to special rules applicable to individuals as described below, a Non-United States Holder will generally not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the Notes, unless the gain is effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder or of a partnership, trust or estate in which such Non-United States Holder is a partner or beneficiary.

     Gains realized by a Non-United States Holder that are effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons, as described above, unless exempt by an applicable income tax treaty. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

     In addition to being subject to the rules described above, an individual Non-United States Holder who holds the Notes as a capital asset will generally be subject to tax at a 30% rate on any gain recognized on the sale or other disposition of such Notes if (i) such gain is not effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder, and (ii) such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and either (A) has a "tax home" in the United States (as specially defined for purposes of the United States federal income tax), or (B) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the Notes is attributable to such office or other fixed place of business. Individual Non-United States Holders may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates (including certain former long-term residents of the United States).

     Under the 1997 Final Regulations, withholding of United States federal income tax may apply to payments on a taxable sale or other disposition of the Notes by a Non-United States Holder who does not provide appropriate certification to the withholding agent with respect to such transaction.

  Federal Estate and Gift Taxes

     A Note beneficially owned by an individual who is neither a United States citizen nor a domiciliary of the United States at the time of death will not be subject to United States federal estate tax as a result of such individual's death; provided that any interest thereon would have been eligible for the Portfolio Interest Exception described above in "Certain United States Federal Income Tax Considerations -- Foreign Holders -- Interest," if such interest had been received by the individual at the time of death.


     An individual who is not a United States citizen will not be subject to United States federal gift tax on a transfer of Notes, unless such person is a domiciliary of the United States or such person is subject to provisions of United States federal gift tax law applicable to certain United States expatriates (including certain former long-term residents of the United States).

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to interest paid to, and to the proceeds of sales or other dispositions before maturity by, certain non-corporate persons. In addition, a 31% backup withholding tax applies if a non-corporate person (i) fails to furnish such person's Taxpayer Identification Number ("TIN") (which, for an individual, is his or her Social Security Number) to the payor in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the Service, (iii) is notified by the Service that such person has failed properly to report payments of interest and dividends, or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has not been notified by the Service that such person is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.


     In the case of a Non-United States Holder, under current United States federal income tax law, backup withholding and information reporting do not apply to payments of interest with respect to a Note, or to payments on the sale or other disposition of a Note, if such Holder has provided to the Company or its paying agent the certification described in clause (ii)(D) of "Certain United States Federal Income Tax Considerations -- Foreign Holders -- Interest" or has otherwise established an exemption.



     Under current United States federal income tax law, (i) interest payments with respect to a Note collected outside the United States by a foreign office of a custodian, nominee or broker acting on behalf of a beneficial owner of a Note, and (ii) payments on the sale or other disposition of a Note to or through a foreign office of a broker are not generally subject to backup withholding or information reporting. However, if such custodian, nominee or broker is a "United States Person" (as defined in Section 7701(a)(30) of the Code), a controlled foreign corporation for United States tax purposes or a foreign person 50% of more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period (a "U.S. Related Person"), such custodian, nominee or broker may be subject to certain information reporting (but not backup withholding) requirements with respect to such payments, unless such custodian nominee or broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such custodian, nominee or broker is required to report if such person has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.



     The 1997 Final Regulations modify certain of the certification requirements for backup withholding and expand the group of U.S. Related Persons. It is possible that the Company or its paying agent may request new withholding exemption forms from Holders in order to qualify for continued exemption from backup withholding when the 1997 Final Regulations become effective.



     Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a Holder under the backup withholding rules are allowed as a refund or a credit against such Holder's United States federal income tax; provided that the required information is furnished to the Service.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer (other than an affiliate of the Company) in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer.

     The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The Initial Purchasers have indicated to the Company that they intend to effect offers and sales of the New Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale, but are not obligated to do so, and such market-making activities may be discontinued at any time. The Initial Purchasers may act as principal or agent in such transactions. There can be no assurance that an active market for the New Notes will develop.

     The Company has not entered into any arrangements or understandings with any person to distribute the New Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

     The validity of the New Notes offered hereby will be passed upon for the Company by Dow, Lohnes & Albertson, PLLC, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, stated in their report thereon, which is incorporated in this Prospectus by reference, and have been so incorporated by reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of NewCity Communications, Inc. incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated April 14, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated by reference herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

                             (Cox Radio, Inc. Logo)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividend) or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation contains a provision which eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Amended and Restated Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

ITEM 21.  EXHIBITS AND FINANCIAL DATA SCHEDULES


4.1   --    Indenture dated as of May 26, 1998
4.2   --    Registration Rights Agreement dated May 26, 1998*
5.1   --    Opinion of Dow, Lohnes & Albertson, PLLC regarding the
            validity of the New Notes*
23.1  --    Consent of Deloitte & Touche LLP
23.2  --    Consent of Ernst & Young LLP
23.3  --    Consent of Dow, Lohnes & Albertson, PLLC (included in
            Exhibit 5.1)*
25.1  --    Form T-1 Statement of Eligibility and Qualification under
            the Trust Indenture Act of 1939, of The Bank of New York, as
            Trustee for the 2003 Notes*
25.2  --    Form T-1 Statement of Eligibility and Qualification under
            the Trust Indenture Act of 1939, of The Bank of New York, as
            Trustee for the 2005 Notes*
99.1  --    Letter of Transmittal
99.2  --    Tender Instructions
99.3  --    Notice of Guaranteed Delivery


---------------


* Previously filed with this Registration Statement


ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, Cox Radio, Inc. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 12, 1998.



                                          COX RADIO, INC.



                                          By:      /s/ ROBERT F. NEIL


                                            ------------------------------------

                                                      Robert F. Neil


                                          President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                         Signatures appear on page II-4



     A majority of the members of the Board of Directors of Cox Radio, Inc. has signed this Amendment No. 1 to Registration Statement in accordance with the requirements of the Securities Act of 1933, as amended.

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
                         *                           Chairman of the Board of        November 12, 1998
---------------------------------------------------    Directors
                Nicholas D. Trigony

                /s/ ROBERT F. NEIL                   President and Chief Executive   November 12, 1998
---------------------------------------------------    Officer, Director
                  Robert F. Neil

                         *                           Chief Financial Officer         November 12, 1998
---------------------------------------------------    (Principal Financial Officer
                 Maritza C. Pichon                     and Principal Accounting
                                                       Officer)

                         *                           Director                        November 12, 1998
---------------------------------------------------
                 David E. Easterly

                         *                           Director                        November 12, 1998
---------------------------------------------------
                  Paul M. Hughes

                         *                           Director                        November 12, 1998
---------------------------------------------------
                Richard A. Ferguson



* POWER OF ATTORNEY



     Robert F. Neil, by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.



                                          By:      /s/ ROBERT F. NEIL


                                            ------------------------------------

                                                      Robert F. Neil


                                                     Attorney-In-Fact